                                                                   Exhibit 10.03

Application is hereby made to The Northwestern Mutual Life Insurance Company ("Lender") for a mortgage loan (the "Loan") to be made to NTS Realty Holdings Limited Partnership, a Delaware limited partnership ("Borrower"), to be secured by a satisfactory first lien on six (6) Projects (all as listed on Exhibit A hereto) making up the Property (as defined below) with terms and conditions as set forth in this Application. Further, Borrower certifies to Lender that any Projects not currently owned by Borrower will, in fact, be owned by Borrower prior to Closing.

The security consists of six (6) separate parcels of land shown on Exhibit A hereto under "Acres" (the "Land"), totaling approximately 110.90 acres, and improved with six (6) garden apartment projects containing a combined 1,338 units, including landscaping, paved walkways, driveways, parking for approximately 2,612 cars and other improvements (the "Improvements"). The Improvements are as described in the drawings and specifications required under the Condition hereof entitled DRAWINGS AND SPECIFICATIONS/CHANGE ORDERS. The Land and the Improvements constitute the "Property". Each parcel of Land and the Improvements located thereon constitute a "Project" and collectively the Parcels and the Improvements located thereon constitute the "Projects". Collectively, all of the Projects constitute the "Property".

The loan documentation may include separate Promissory Notes (or Amended & Restated Promissory Notes, as the case may be) for each Project, as Lender may determine, based on the allocated loan amounts (the "Allocated Loan Amounts") and the allocated loan percentages (the "Allocated Loan Percentages"), all as shown on Exhibit A attached hereto.

Lender has, for certain purposes, allocated the Loan to the various Projects according to the Allocated Loan Amounts and Allocated Loan Percentages as shown on Exhibit A attached hereto. After a Partial Release and after a Substitution (as defined below), Lender shall determine new Allocated Loan Percentages for all Projects (including any and all Substitute Projects that then constitute the security for the Loan), which shall thereafter be in effect and thereafter known as the Allocated Loan Percentages.

                                      TERMS

         LOAN AMOUNT:                       $72,000,000

         TERM:                              10 YEARS

         AMORTIZATION:                      30 YEARS


                                       1

         INTEREST RATE:                     5.98%

                                            NOTE: Lender waives the prepayment
                                            fees on Lender's loans 332021,
                                            332064, 332128, and 332129.

         EARNEST MONEY DEPOSIT:             $720,000

         MONTHLY STANDBY FEE:               0.30% (30 basis points) of the
                                            unadvanced Loan Amount. Unadvanced
                                            loan amount is defined as the
                                            difference between the Loan Amount
                                            and the sum of the outstanding loan
                                            balances on Lender's loans 332021,
                                            332064, 332128, and 332129.


                                   DEFINITIONS

    DEBT SERVICE
    COVERAGE (22.2):     "Debt Service Coverage" means a number calculated by
                         dividing Net Income Available for Debt Service for a
                         fiscal period by the debt service during the same
                         fiscal period under all loans (including the Loan)
                         secured by any portion of the Property. For purposes of
                         the preceding sentence, "debt service" means the actual
                         debt service due under all loans secured by any portion
                         of the Property based upon an amortization schedule
                         which is the shorter of the actual amortization
                         schedule or 30 years (whether or not amortization is
                         actually required) and, if an accrual loan, as if
                         interest and principal on such loans were due monthly.


    EVENT OF
    DEFAULT (22.3):      "Event of Default" means a default remaining uncured
                         after notice to Borrower and the expiration of the
                         applicable cure period as set forth in the Condition
                         hereof entitled NOTICE OF DEFAULT.

    GOLF BROOK LOAN
    PREVIOUSLY ADVANCED
    AMOUNT The outstanding balance of the original Promissory Note for the Golf Brook Project evidencing the existing mortgage loan made for the benefit of Lender, including any and all accrued and unpaid interest thereon.


                                       2
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    GOLF BROOK PROJECT:  That certain Project known as Golf Brook, as shown on
                         Exhibit "A" hereto.

    LOAN CLOSING
    DATE (22.4):         "Loan Closing Date" means the earlier of the date on
                         which (i) the lien instrument(s) securing the Loan is
                         recorded or (ii) escrow closes and the title company is
                         committed to issue the title policy required under the
                         condition hereof entitled TITLE INSURANCE.

    NET INCOME
    AVAILABLE FOR
    DEBT SERVICE (22.5): "Net Income Available for Debt Service" means net income (prior to giving effect to any capital gains or losses and any extraordinary items) from the Property, determined in accordance with generally accepted accounting principles, for a fiscal period plus (to the extent deducted in determining net income from the Property) the following:

                         (A) Interest on debt secured by any portion of the Property for such fiscal period;

                         (B) Depreciation, if any, of fixed assets at or constituting the Property and LESS the following;

                         (C) A replacement reserve for capital improvements, unit remodels and structural items based on not less than $750 per unit per annum;

                         (D) The amount, if any, by which actual gross income during such fiscal period exceeds that which would be earned from the rental of 10% of the gross leasable area in the Property;

                         (E) The amount, if any, by which the actual management fee is less than 3% of gross revenue during such fiscal period;

                         (F) The amount, if any, by which the actual real estate taxes are less than $855 per annum; and

                         (G) The amount, if any, by which total actual operating expenses, excluding management fees, real estate taxes and replacement reserves, are less than $3,720 per annum.


                                       3

                         All adjustments to net income referenced above shall be calculated in a manner satisfactory to Lender.

    SABAL PARK PROJECT:  That certain Project known as Sabal Park, as shown on
                         Exhibit "A" hereto.


    SABAL PARK PROJECT
    LOAN PURCHASE PRICE  The amount paid in order for Lender to purchase from
                         Nationwide Life Insurance Company (as an outside third party lender to Borrower) the existing mortgage loan on the Sabal Park Project originally made for the benefit of Nationwide Life Insurance Company.

                                   CONDITIONS

1. REQUIRED PAYMENTS (30): Interest only on the amount advanced (which, for the purposes hereof, shall include both the Golf Brook Loan Previously Advanced Amount and the Sabal Park Project Loan Purchase Price), shall be payable on the 15th day of the month following the date on which the Loan proceeds are advanced. On the 15th day of the following month and on the 15th day of each month thereafter until maturity, monthly interest and principal payments of $430,751 shall be payable.

Interest will be calculated assuming each month contains 30 days and each calendar year contains 360 days. In the event of a partial month, however, interest for such month will be calculated based on the actual number of days the loan balance is outstanding in the partial month and the actual number of days in the respective calendar year.

Payments shall be made directly to Lender by electronic transfer of funds using the Automated Clearing House System. All payments shall be applied first in payment of interest, calculated monthly on the unpaid principal balance, and the remainder in payment of principal. In any event, the entire unpaid principal balance plus accrued interest shall be due and payable no later than the Loan maturity date.

2. PREPAYMENT IN FULL; "PAYOFF AMOUNT" PREPAYMENT RELATED TO A PARTIAL RELEASE (104): Provided the Loan has been fully advanced, Borrower shall have the right, upon not less than 10 business days prior written notice, beginning October 1, 2005 of paying the Loan in full with a prepayment fee. Borrower's failure to prepay within 20 business days of the date of Borrower's written notice of prepayment shall be deemed a withdrawal of Borrower's notice of prepayment, and Borrower shall be required to submit another written notice of prepayment pursuant to the terms and conditions set forth in this Condition if Borrower thereafter elects to prepay the Loan. In addition, solely in the event of a partial release of security as described in the Condition below entitled PARTIAL RELEASE, a prepayment of the Loan in part shall be permitted. In the event of such a Partial Release, the amount being prepaid is sometimes referred to herein as the "Payoff Amount".

The prepayment fee represents consideration to Lender for loss of yield and reinvestment costs and shall also be payable whenever prepayment occurs as a result of the application of Condemnation Proceeds, except as otherwise provided herein (as defined in the Condition hereof entitled APPLICATION OF CONDEMNATION PROCEEDS). The prepayment fee shall be the greater of Yield Maintenance or 1% of the outstanding principal balance of the Loan or the Payoff Amount, as applicable; except that if prepayment occurs as a result of application of Condemnation Proceeds (less expenses of collection) the prepayment fee shall be payable only to the extent the Condemnation Proceeds include an amount for the prepayment fee as part of the award.

" Yield Maintenance" means the amount, if any, by which

        (A) The present value of the Then Remaining Payments calculated by using a periodic discount rate (corresponding to the payment frequency on the Loan) which, when compounded for such number of payment periods in a year, equals the linearly interpolated per annum effective yield of the 2 Most Recently Auctioned United States Treasury Obligations having maturity dates most nearly equivalent to the maturity date of the Loan as reported in the issue of THE WALL STREET JOURNAL dated 1 business day preceding the prepayment date;

                exceeds

                (B) The outstanding principal balance of the Loan (exclusive of all accrued interest) or the Payoff Amount (exclusive of all accrued interest), as applicable.

If such United States Treasury obligation yields shall not be reported as of such time or the yields as of such time shall not be ascertainable, then the periodic discount rate shall be equal to the linearly interpolated per annum effective yield of the 2 Treasury Constant Maturity Series yields having maturity dates most nearly equivalent to the maturity date of the Loan reported, for the latest day for which such yields shall have been so reported, as of 1 business day preceding the prepayment date, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded United States Treasury obligations.

"Then Remaining Payments" means payments in such amounts and at such times as would have been payable subsequent to the date of such prepayment in accordance with the terms of the Condition hereof entitled REQUIRED PAYMENTS.

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"Most Recently Auctioned United States Treasury Obligations" means the U.S.
Treasury bonds, notes and bills with maturities of 30 years, 10 years, 5 years, 2 years and 1 year which, as of the date the prepayment fee is calculated, were most recently auctioned by the United States Treasury.

The prepayment fee shall also be payable in the event of prepayment after default and acceleration of the Loan; however, if such prepayment occurs prior to October 1, 2005, the prepayment fee shall be the greater of Yield Maintenance or 6% of the outstanding principal balance of the Loan or the Payoff Amount, as applicable.

In the event of a partial prepayment of the Loan for any reason contemplated in this Application, the prepayment fee, if required, shall be an amount equal to the prepayment fee if the Loan were prepaid in full, multiplied by a fraction, the numerator of which shall be the principal amount prepaid and the denominator of which shall be the outstanding principal balance of the Loan immediately preceding the partial prepayment date.

Notwithstanding the above and provided the Loan is not in default, the Loan may be prepaid in full without a prepayment fee at any time during the last 60 days of the term of the Loan.

3. COMMITMENT EXPIRATION DATE / STANDBY FEE (120): Time is of the essence of the Commitment (as defined in the Condition hereof entitled CONTRACT). If the requirements set forth in the Commitment are not satisfied and the Loan is not fully advanced by February 28, 2005 (the "Standby Fee Date"), the Monthly Standby Fee shall be paid to Lender on the Standby Fee Date and on the same day of each month thereafter during the Standby Fee Period. "Standby Fee Period" means a period commencing on the Standby Fee Date and ending on the earlier of
(i) the date on which the Loan is fully advanced or (ii) the Commitment Expiration Date. At the end of the Standby Fee Period, Borrower shall be entitled to a refund for any portion of a month for which the Monthly Standby Fee shall have been paid but which shall occur outside of the Standby Fee Period. If the requirements set forth in the Commitment are not satisfied and the Loan is not fully advanced by May 30, 2005 (the "Commitment Expiration Date"), the Commitment shall terminate and Lender shall have no further obligation.

4. EARNEST MONEY DEPOSIT (130): The Earnest Money Deposit has been submitted with the application. The Earnest Money Deposit shall be held by Lender and refunded only at the time of the initial advance of the Loan proceeds on or before the Commitment Expiration Date. Except as described below, if the initial advance of Loan proceeds does not occur on or before the Commitment Expiration Date, the Earnest Money Deposit will be retained by Lender.

If Borrower shall timely perform its obligations under the Commitment and shall timely satisfy all conditions of the Commitment, but Lender shall fail to make the initial advance of Loan proceeds in accordance with the terms of the Commitment, Lender shall refund to Borrower, within 15 business days after Lender's receipt of Borrower's written request therefor (but in no event sooner than 15 business days after the Commitment Expiration Date), the entire amount of the Earnest Money Deposit and any Standby Fees previously paid by Borrower.

The Earnest Money Deposit may be in the form of an irrevocable letter of credit (in the form attached) from a commercial bank with a C rating or better according to Fitch Ratings or, if no longer available, a similar publication satisfactory to Lender. Such letter of credit will be converted to cash to be retained by Lender if the Earnest Money Deposit is not to be refunded.

Borrower agrees that Lender shall have until October 9, 2004 (the "Acceptance Deadline") to accept this application; provided, however, that: (i) Lender shall have the option of extending the Acceptance Deadline by written notice to Borrower if Borrower fails to submit to Lender in a timely fashion all information reasonably requested by Lender in order to complete its underwriting process, and (ii) the Acceptance Deadline may also be extended as provided below. Notwithstanding the foregoing, if Borrower fails to submit all information reasonably requested by Lender by the later of 3 weeks prior to the Acceptance Deadline or the expiration of a five (5) business day period immediately following Lender's written request therefor, the entire Earnest Money Deposit shall be deemed earned and shall be retained by Lender. If Borrower withdraws or modifies this application in a material manner prior to the Acceptance Deadline, the entire Earnest Money Deposit shall be deemed earned in full and shall be retained by Lender. Lender may accept this application after the Acceptance Deadline if such acceptance is prior to the withdrawal thereof by Borrower.

Notwithstanding anything herein to the contrary, if Lender accepts this application subject to modifications, Borrower shall be obligated to negotiate in good faith in regard to such modifications. If agreement can not be reached regarding the modifications prior to the Acceptance Deadline, the Acceptance Deadline shall be extended for a period of five business days and Lender shall have the right to accept the original application on or before such extended Acceptance Deadline without such modifications. If Lender shall not accept the original application or if Borrower and Lender are unable to negotiate a modified application and Lender chooses not to accept the original application, the Earnest Money Deposit, without interest, shall be returned to Borrower.

5. REFUND OF EARNEST MONEY DEPOSIT (135); ELIMINATION OF A PROJECT FROM THE DEFINITION OF PROPERTY IN THE EVENT OF CASUALTY:

a.      REFUND OF EARNEST MONEY DEPOSIT

(I) Notwithstanding anything herein to the contrary, Lender may elect to terminate the Commitment and Borrower shall be entitled to a refund of the Earnest Money Deposit less a $50,000 fee for Lender's efforts in processing the Loan if:

        (A) The condition of the Property is not satisfactory to Lender based upon the Environmental Report (as defined in the Condition hereof entitled

                ENVIRONMENTAL ENGINEER'S REPORT) such that Lender's disapproval is final or Lender approves the Environmental Report subject to exceptions which can be cured, the cost to cure such exceptions is greater than $250,000 per Project or as determined by Lender and the Environmental Engineer (as hereinafter defined) and Borrower chooses not to cure; or

        (B) The condition of the Property is not satisfactory to Lender based upon the Consultant's Report (as defined in the Condition hereof entitled CONSULTANT SERVICES) such that Lender's disapproval is final or Lender approves the Consultant's Report subject to exceptions which can be cured, the cost to cure such exceptions is greater than $250,000 per Project as determined by Lender and Lender's Consultants and Borrower chooses not to cure, but in either case has provided Lender with evidence that Lender's Consultants (as hereinafter defined) have been paid; or

        (C) Either the title to, or survey of, the Property are not reasonably satisfactory to Lender based upon the report required in the Condition hereof entitled TITLE INSURANCE ("Title Report") and the survey required in the Condition hereof entitled SURVEY such that Lender's disapproval is final (for reasons other than mortgage liens, judgment liens, mechanics liens or non-payment of real estate taxes, special assessments or other charges) or Lender approves the Title Report and survey subject to exceptions which can be cured, the cost to cure such exceptions (other than mortgage liens, judgment liens, mechanics liens or non-payment of real estate taxes, special assessments or other charges) is greater than $250,000 per Project and Borrower chooses not to cure; or

        (D) The Environmental Report (as defined in the Condition hereof entitled ENVIRONMENTAL ENGINEER'S REPORT) is not satisfactory to Lender such that Lender requires additional environmental investigation and/or testing that will result in Borrower paying $15,000 or more in additional costs per Project pursuant to the condition hereof entitled Lender's Out Of Pocket Expenses, and Borrower fails to authorize and prepay for such additional environmental investigation and/or testing.

        (E)     The costs associated with the above listed subs-sections (A),
                (B), (C) and (D) that are required by Lender will result in Borrower paying in excess of $1,000,000 (in the aggregate) in additional costs for the Property and Borrower fails to authorize the same.

(II) Notwithstanding anything herein to the contrary, Borrower shall be entitled to a refund of the Earnest Money Deposit less a $150,000 fee for Lender's efforts in processing the Loan if the proper regulatory approval to form and operate the Borrower entity is not obtained from the Securities and Exchange Commission on or before the Commitment Expiration Date, in a form satisfactory to Lender.

(III) Notwithstanding anything herein to the contrary, Borrower shall be entitled to a refund of the Earnest Money Deposit less a $350,000 fee for Lender's efforts in processing the Loan if the required approval to form and operate the Borrower entity is not obtained from the partners of Borrower representing at least a 50% ownership interest in each of the Projects on or before the Commitment Expiration Date, in a form satisfactory to Lender; provided, however, that if NTS Realty Capital, Inc., a Delaware corporation, and/or NTS Realty Partners, LLC, a Delaware limited liability company, fail to do the following:

         (A) vote their ownership interests in any Project in the affirmative for the approval of the formation and operation of the Borrower; and/or
         (B) recommend an affirmative vote to all of the limited partners for the approval of the formation and operation of the Borrower,

this paragraph (III) shall be null and void and of no further effect.

b. ELIMINATION OF A PROJECT IN THE EVENT OF A CASUALTY: Notwithstanding anything herein to the contrary, either Borrower or Lender may elect to eliminate one of the Projects from the following definitions:

        (I)     Land;
        (II)    Improvements; and
        (III)   Property

if and only if there is an occurrence of a casualty not covered by insurance on such Project prior to the Closing of the Loan with such casualty resulting in damage to such Project in excess of $3,000,000; provided, however, that if such Project is to be so eliminated from the security for the Loan, then and in such event Lender, in its sole discretion, shall decrease the Loan amount and make other corresponding changes including but not limited to changes in the Allocated Loan Percentages.

6.      FINANCIAL STATEMENTS (140): Borrower shall furnish to Lender:

        (A) The following financial statements for each of the Projects (or the Property) within 120 days after the close of each fiscal year of Borrower (the "Property Financial Statements Due Date"):

                (i) An unaudited balance sheet as of the last day of such fiscal year;

                (ii) An unaudited statement of operations for such fiscal year with a detailed line item break-down of all sources of income and expenses for each of the Projects (or the Property), including capital expenses broken down between leasing commissions, tenant improvements, capital maintenance, common area renovation, and expansion;

                (iii) A current rent roll identifying location, leased area, lease begin and end dates, current contract rent, rent increases and increase dates, percentage rent, expense reimbursements, and any other recovery items;

                (iv)    An operating budget for the current fiscal year; and

        (B) The following financial statements for the Borrower within 120 days after the close of each fiscal year (the "Borrower Financial Statements Due Date"):

                (i) An audited balance sheet as of the last day of such fiscal year; and

                (ii)    An audited statement of cash flows for such fiscal year;
                        and

The Property Financial Statements Due Date, and the Borrower Financial Statements Due Date, are each sometimes hereinafter referred to as a "Financial Statements Due Date."

If audited, the financial statements identified in items (A)(i), (A)(ii),
(B)(i), and (B)(ii), above, shall each be prepared in accordance with generally accepted accounting principles by a certified public accountant satisfactory to Lender. All unaudited financial statements shall contain a certification by the managing general partner of Borrower stating that they have been prepared in accordance with generally accepted accounting principles and that they are true and correct. The expense of preparing all of the financial statements required in (A) and (B), above, shall be borne by Borrower. Lender shall have the right to conduct an independent audit at its own expense at any time. Lender requires the financial statements required herein to accurately record the value of the Property for financial and regulatory reporting. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with generally accepted accounting principles, applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements.

If at any time any changes in generally accepted accounting principles would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in generally accepted accounting principles; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with generally accepted accounting principles prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in generally accepted accounting principles.

At least 30 days prior to the Loan Closing Date, Borrower shall provide Lender a representative sample of the financial statements required herein for Lender's approval. The annual financial statements required herein shall be in the same format as the approved representative sample.

In addition to all other remedies available to Lender hereunder, at law, and in equity, if any financial statement or proof of payment of property taxes and assessments is not furnished to Lender as required in this Condition and the Condition hereof entitled TAXES AND SPECIAL ASSESSMENTS within 30 days after Lender shall have given written notice to Borrower that it has not been received as required:

        (X) Interest on the unpaid principal balance of the Loan shall, as of the applicable Financial Statements Due Date or the date such proof of payment of property taxes and assessments was due, accrue and be payable at the rate equal to the sum of the Interest Rate plus 1% per annum (the "Increased Rate"); provided, however, that such Increased Rate shall not be enforced by Lender and shall be waived by Lender to the extent and in the event that the Borrower shall provide Lender with the following: (i) a written notice of Borrower's on-going protest to the appropriate taxing authority of Borrower's payment of real estate taxes for a particular Project (the "Real Estate Tax Protest"); (ii) a copy of said Real Estate Tax Protest; and
                (iii) evidence of an escrow of funds and/or bond in the amount of the real estate taxes subject to the Real Estate Tax Protest, in a form and an amount reasonably satisfactory to Lender; and

        (Y) Lender may elect to obtain an independent appraisal and audit of the Property at Borrower's expense and Borrower will, upon request, promptly make Borrower's books and records regarding the Property available to Lender and the person(s) performing the appraisal and audit (which obligation Borrower agrees can be specifically enforced by Lender).

The amount of the payments due during the time in which the Increased Rate is in effect shall be increased with no change in the Amortization. Commencing on the date on which such financial statements and proof of payment of property taxes and assessments are received by Lender, interest on the unpaid principal balance shall again accrue at the Interest Rate and the payments shall be reduced accordingly.

7. CROSS DEFAULT AND CROSS LIEN / ASSIGNMENT OF EXISTING LOAN DOCUMENTS/ MODIFICATION OF EXISTING LOAN DOCUMENTS:

CROSS DEFAULT AND CROSS LIEN. Except as specifically stated otherwise, the loan documentation shall include a lien instrument for each Project. A default under any note and/or any lien instrument securing the Loan shall constitute a default under all notes and all lien instruments. Except as specifically stated otherwise, each lien instrument may secure the entire Loan amount.

ASSIGNMENT OF EXISTING LOAN DOCUMENTS FOR SABAL PARK PROJECT. Lender agrees that it will purchase, amend and restate Borrower's existing loan documents with another institutional lender for the Sabal Park Project, subject to Lender's approval of the following: (i) the form and substance of the assignment documentation from the existing lender; (ii) that the existing loan documents do not contain any provision which might make the existing loan documents not enforceable in accordance with their terms; and (iii) that Lender's purchase, amendment and restatement of the existing loan documents would not impose any cost or expense on the Lender nor constitute a violation by Lender or Borrower of any law or regulatory authority to which Lender, Borrower or the Loan is subject.

Further, the existing loan documentation for the Sabal Park Project must be satisfactory to Lender as to the following: (i) the ability to amend and restate the loan documents to Lender's form; and (ii) the release and indemnification from Borrower. In the event that Lender does, in fact, agree to accept an assignment of an existing lender's interest in Borrower's existing mortgage loan documents, then and in such event, Borrower agrees to pay Lender a fixed service fee of $3,500.00 per Project for administrative and legal costs and, further, Borrower agrees to pay any and all costs imposed by the existing lender.

With regard to the release and indemnification from Borrower, the following language will be added to the amendment and restatement of the Sabal Park Project lien instrument:

                "MORTGAGE WAIVER LANGUAGE: Borrower acknowledges and agrees that Lender is relying on the agreements of Borrower contained herein in connection with the purchase by assignment of the Note and the Lender (the "Original Loan Documents"), which purchase is being done by Lender as an accommodation to, and at the request of Borrower.

                Borrower hereby fully and forever releases, discharges, and waives all liabilities, claims, demands, causes of action, or defenses of any kind or character whatsoever, whether known or unknown, and whether arising by statute, in contract, in tort, or otherwise at law or equity, that Borrower may have against Lender, or any prior lender, with respect to any statements, representations, discussions, negotiations, actions, or failures to act of the Lender, or any prior lender, occurring on or before the date hereof relating to: (i) any of the Original Loan Documents or any other document or instrument executed in connection therewith or in connection with the loan transaction to which they relate, (ii) the performance by Lender, or any prior lender, of any of the obligations thereunder or related thereto, or (iii) any other transaction contemplated by, relating to, or in connection with any of the Original Loan

        Documents or any other document or instrument executed in connection therewith or in connection with the loan transaction to which they relate.

                Borrower hereby represents and warrants to Lender that (a) there are no defenses, counterclaims or offsets with respect to any of the Original Loan Documents which would, in any manner, reduce or diminish Borrower's obligation to Lender to repay the principal sum evidenced by the Note, accrued but unpaid interest thereon, and all other obligations of Borrower to Lender under the Note, this instrument or any of the Loan Documents, (b) at no time did the Original Loan Documents require, nor were any payments made which would constitute, the payment of interest or other charges which in the aggregate would have resulted in usury, and (c) all deposits and escrow amounts, if any, paid under the Original Loan Documents have been returned to Borrower. It is the intent of Borrower and Lender that the agreements and obligations of Borrower and Lender shall be governed by the restatement of the Note and the Mortgage and any other document entered into between Borrower and Lender or by Borrower for the benefit of Lender.

                Borrower shall indemnify, defend and hold Lender (and its successors and assigns) harmless from and against any and all losses, liabilities, damages, expenses, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorney's fees and disbursements of Lender's counsel) in connection with any claims by the Florida Department of Revenue or other third party that additional documentary stamp tax or intangibles tax are due in connection with the merger, the assumption of the Note and/or the execution and delivery of this Agreement or any other documents executed by Borrower and Lender in connection with the assumption of the Note."

MODIFICATION OF EXISTING LOAN DOCUMENTS FOR GOLF BROOK PROJECT. Lender agrees that it will agree to leave in place the existing mortgage loan documents from Lender on the Golf Brook Project and amend and restate the same in order to accomplish the following: (i) the amendment and restatement of the loan documents to Lender's current form; and (ii) the increase and/or modification of the existing mortgage loan documents, as may be appropriate.

8. LIMITATION OF LIABILITY/GUARANTEE OF RECOURSE OBLIGATIONS (210): Except as provided below, Borrower shall not have or incur any personal liability for the repayment of the Loan and Lender shall look solely to the Property for repayment of the Loan. However, Borrower shall be personally liable, and Lender may seek judgment against Borrower, for:

        (A) Rents and other income from the Property received by Borrower or those acting on behalf of Borrower after any default remaining uncured prior to the Conveyance Date, which rents and other income have not been applied to the payment of principal and interest on the Loan or to reasonable operating expenses of the Property;

        (B) Amounts necessary to repair damage to Property caused by intentional acts or omissions of Borrower or those acting on behalf of Borrower, but only to the extent not previously recovered by Lender under applicable insurance;

        (C) Insurance loss proceeds and Condemnation Proceeds released to Borrower but not applied in accordance with any agreement between Borrower and Lender as to their application;

        (D) The amount of insurance loss proceeds which would have been available with respect to a casualty on the Property, but were not available due to the default by Borrower in carrying all insurance required by Lender;

        (E) Damages suffered by Lender as a result of fraud or misrepresentation in connection with the Loan by Borrower or any other person or entity acting on behalf of Borrower;

        (F) Amounts in excess of any rents or other revenues collected by Lender from operation of Property from and after acceleration of the Loan until the Conveyance Date, which amounts are necessary to pay real estate taxes, special assessments and insurance premiums (to the extent not previously deposited with Lender pursuant to the Condition hereof entitled DEPOSITS), and amounts required to fulfill Borrower's obligations as lessor under any leases of the Property, in each case, either paid by Lender and not reimbursed prior to, or remaining due or delinquent on, the Conveyance Date.

        (G) All security deposits under leases of the Property or any portion of the Property collected by Borrower, any agent of Borrower or any predecessor of Borrower, and not refunded to the tenants thereunder in accordance with their respective leases, applied in accordance with such leases or law or delivered to Lender, and all advance rents collected by Borrower, any agent of Borrower or any predecessor of Borrower and not applied in accordance with the leases of the Property or delivered to Lender.

                and

        (H) All outstanding amounts due under the Loan, including principal, interest, and other charges if there shall be a violation of the Condition hereof entitled PROHIBITION ON TRANSFER/ONE-TIME TRANSFER.

"Conveyance Date" means (i) the later of (a) the date on which title vests in the purchaser at the foreclosure sale of the Property pursuant to the lien instrument securing the Loan or (b) the date on which Borrower's statutory right of redemption shall expire or be waived or (ii) the date of the conveyance of the Property to Lender in lieu of foreclosure.

As a condition to making the Loan, the Borrower (not the partners of Borrower) shall guarantee (A) through (H) above by executing Lender's form of Guarantee of Recourse Obligations.

9. ENVIRONMENTAL INDEMNITY AGREEMENT (230): On or prior to the Loan Closing Date, Borrower shall execute Lender's form of Environmental Indemnity Agreement. In the case of a later transfer of the Property from Borrower to an approved transferee where the transferee and Creditworthy Party (as defined below) are both acceptable to Lender and such transfer is in compliance with the Loan Documents and where the transferee and the Creditworthy Party undertake the environmental liability obligation under the indebtedness due under the Loan, then and in such event the Borrower hereunder shall remain liable under the Environmental Indemnity Agreement except for acts or occurrences after the date of such transfer of the Property.

10. PROHIBITION ON TRANSFER/ONE-TIME TRANSFER (260): The present ownership and management of the Property is a material consideration to Lender in making the Loan, and Borrower shall not (i) convey title to all or any part of the Property, (ii) enter into any contract to convey (land contract/installment sales contract/contract for deed) title to all or any part of the Property which gives a purchaser possession of, or income from, the Property prior to a transfer of title to all or any part of the Property ("Contract to Convey") or
(iii) cause or permit a Change in the Proportionate Ownership (as defined below) of Borrower. Any such conveyance, entering into a Contract to Convey, or Change in the Proportionate Ownership of Borrower shall constitute a default under the terms of the Loan.

For purposes of this Condition, a "Change in the Proportionate Ownership" means, in the case of a corporation, a change in, or the existence of a lien on, the ownership of the stock of such corporation; in the case of a trust, a change in, or the existence of a lien on, the beneficial ownership of such trust; in the case of a limited liability company, a change in the ownership of, or the existence of a lien on, the limited liability company interests of such limited liability company; in the case of a partnership, a change in the ownership of, or the existence of a lien on, the partnership interests of such partnership.

The continuing ownership and influence of J. D. Nichols and Brian F. Lavin is an important factor to Lender. Accordingly, notwithstanding the foregoing, Lender shall not consider a change in the limited partners of the Borrower to be a Change in the Proportionate Ownership of Borrower. Further, notwithstanding the foregoing, Lender shall not withhold its consent to a Change in the Proportionate Ownership of Borrower provided that the change consists solely of a transfer of ownership interest in the Borrower to or among the following:

        (i) the Nichols Family (as defined below);

        (ii) the Lavin Family (as defined below); and/or
        (iii) the then current employees (at the time of any such transfer of ownership interest in the Borrower) of:
                (a) Borrower; and/or
                (b) NTS Development Company, a Kentucky corporation for so long as NTS Development Company continues to act as the management company for the Property;

provided, however, that the following is true immediately after such transfer and continues to be true at all times thereafter:

        (I) J. D. Nichols, Brian F. Lavin, the Nichols Family and/or the Lavin Family continue to own, directly or indirectly, greater than a 51% minimum lien-free interest in NTS Realty Capital, Inc., a Delaware corporation and NTS Realty Capital, Inc., a Delaware corporation is the managing general partner of Borrower;

        (II J. D. Nichols, Brian F. Lavin, the Nichols Family and/or the Lavin Family continue to own, directly or indirectly, greater than a 51% minimum lien-free interest in NTS Realty Partners, LLC, a Delaware limited liability company; and

        (III) there are no other general partners of Borrower, other than NTS Realty Capital, Inc. and NTS Realty Partners, LLC.

        For purposes hereof, the "Nichols Family" shall mean J. D. Nichols, his/her spouse, his/her descendants and their spouses, any trusts or estates for the benefit of said parties, and any entities owned and controlled (ownership and voting interests in excess of 51%) by said parties.

        For purposes hereof, the "Lavin Family" shall mean Brian F. Lavin, his/her spouse, his/her descendants and their spouses, any trusts or estates for the benefit of said parties, and any entities owned and controlled (ownership and voting interests in excess of 51%) by said parties.

Notwithstanding the foregoing, provided the Loan is not in default, upon the prior written request from Borrower, Lender shall not withhold its consent to a one-time transfer of all but not less than all of the Property, provided:

        (A) The Property shall have achieved Debt Service Coverage of at least 1.5X for the last full fiscal year and there are no junior liens on the Property;

        (B) The transferee or an owner of the transferee (the "Creditworthy Party") has a net worth determined in accordance with generally accepted accounting principles of at least $100 million with cash and cash equivalents of at least $5 million after funding the equity needed to close the purchase and a minimum overall real estate portfolio debt service coverage ratio of 1.30X for the prior 12 month period.

        (C) The transferee or the Creditworthy Party is experienced in the ownership and management of at least 2,000 garden apartment units;

        (D) Neither the transferee nor the Creditworthy Party is subject to any bankruptcy, reorganization or insolvency proceedings or any criminal charges or proceedings and is not a current or past litigant, plaintiff or defendant in any suit brought against or by Lender;

        (E) Pursuant to written documents prepared by and satisfactory to Lender, the transferee assumes and the Creditworthy Party guarantees all the obligations and liabilities of Borrower under the Loan Documents, whether arising prior to or after the date of the transfer of the Property, and Lender receives a satisfactory enforceability opinion with respect thereto from counsel approved by Lender; provided, however, that if an environmental report in a form satisfactory to Lender has been obtained prior to the transfer, then and in such event the transferee and Creditworthy Party shall not be obligated to guarantee the obligations and liabilities under the Environmental Indemnity Agreement arising prior to the date of the transfer.

        (F) The Creditworthy Party executes Lender's then current form of Guarantee of Recourse Obligations, the Creditworthy Party and the transferee execute lender's then current form of Environmental Indemnity Agreement, and Lender receives a satisfactory enforceability opinion with respect to the foregoing from counsel approved by Lender;

        (G) An environmental report, which meets Lender's then current requirements and is updated to no earlier than 90 days prior to the date of transfer, is provided to Lender at least 30 days prior to the date of transfer and is satisfactory to Lender at the time of transfer;

        (H) Borrower (i) shall remain liable under the Environmental Indemnity Agreement except for acts or occurrences after the date of transfer of the Property; and (ii) shall, except as provided in (i), be released from all obligations and liabilities under the Loan Documents;

        (I) Lender receives an endorsement to its policy of title insurance, satisfactory to Lender, insuring Lender's lien on the Property as a first and valid lien on the Property subject only to liens and encumbrances theretofore approved by Lender;

        (J) Pursuant to a written document prepared by and satisfactory to Lender, the transferee (i) acknowledges that, in furtherance and not in limitation of clause (E) above, it shall be bound by the representation and warranty contained in the Condition hereof entitled BUSINESS RESTRICTION REPRESENTATION AND WARRANTY and (ii) certifies that such representation and warranty is true and correct as of the date of transfer and shall remain true and correct at all times during the term of the Loan; and

        (K) The outstanding balance of the Loan at the time of the transfer is not more than 65% of the gross purchase price of the Property.

If the transferee shall satisfy the financial requirements set forth in subparagraph (B) above, all references to the Creditworthy Party in clauses (C) through (F) above shall be deemed deleted.

If Borrower shall make a one-time transfer pursuant to this Condition,

        (X) Lender shall be paid a fee equal to one-half of one percent (.5%) of the then outstanding balance of the Loan;

        (Y) No modification of the interest rate or repayment terms of the Loan will be required; and

        (Z) No subsequent transfers of the Property shall be allowed, and no change(s) in the proportionate ownership of transferee shall be allowed without Lender's prior written consent, which consent shall be given at Lender's sole discretion.

                Notwithstanding any other language contained herein, Borrower and Lender agree that the underlying ownership structure of a particular transferee may cause Lender to determine that the definition of Change in the Proportionate Ownership of such transferee does not adequately address Lender's underlying ownership concerns for such transferee, and accordingly, Lender reserves the right to amend the definition of Change in the Proportionate Ownership as it applies to a particular transferee.

11. PROHIBITION AGAINST OTHER LIENS AND RENT ASSIGNMENTS (270): If Borrower creates or permits the existence of any lien on any portion of the Property or on any personal property described in the lien instrument (other than the lien securing the Loan), or if Borrower assigns any of its interest in its revocable license to collect, use and enjoy rents and profits from the Property, or if the owners of Borrower (who are not limited partners) grant or permit to exist a security interest in or other encumbrance on the ownership interests in Borrower, then the Loan shall be in default and may be declared due and payable; except that, upon written notice to Lender, Borrower may proceed to contest in good faith and by appropriate proceedings any mechanics liens, tax liens or judgment liens after the Loan Closing Date with respect to the Property or any personal property described in the lien instrument, provided, however, that Borrower has done one of the following: (i) deposited funds sufficient to satisfy the contested amount in an escrow satisfactory to Lender; (ii) deposited a bond sufficient to satisfy the contested amount, in a form satisfactory to Lender; or (iii) made other arrangement satisfactory to Lender.

12. PARTIAL RELEASE: Upon Borrower's written request, up to three (3) releases (the "Release" or "Releases") for the release of up to three
        (3) Projects (in the aggregate) shall be allowed under the Lien Instrument(s) at any time during the Loan, provided no Event of Default has occurred and is continuing. These Releases shall be subject to the following terms and conditions:

                A. Payment of a release fee equal to $25,000 per Project released (or to be released);

                B. Each Release shall consist of not less than one entire Project and, in all instances, shall consist of entire Projects (not portions thereof); and

                C. Payment to Lender toward the unpaid principal balance of the Loan, an amount equal to:

                                the then unpaid principal balance of the portion of the Loan allocated to the Project(s) being released multiplied by One Hundred Ten Percent (110%).

                        Said payment shall be applied to one or more of the Promissory Notes evidencing the Loan, as Lender may determine.

                D. For any Release, payment to Lender of a prepayment fee on such principal prepaid calculated in the manner set forth in the Condition hereof entitled PREPAYMENT IN FULL. Said payment shall be applied to one or more of the Promissory Notes evidencing the Loan, as Lender may determine.

                E. Debt Service Coverage immediately following the partial release and payment required under this Condition shall equal or exceed 1.30X Debt Service Coverage using then current underwriting. The Debt Service Coverage will be calculated on an amortizing basis whether or not amortization is actually required on the Loan at the time of the release.

                F. No more than one Release per twelve month period will be allowed; provided, however, that such Release may, in fact, cover more than one Project.

                G. Borrower furnishing Lender, at Borrower's sole cost, with a partial release title endorsement and/or title update in a form satisfactory to Lender.

13.     INTENTIONALLY DELETED.

14. ORGANIZATIONAL DOCUMENTS (300): Within 30 days after the date hereof, Borrower shall submit to Lender for approval certified copies of all organizational documents for the Borrower and the general partners of Borrower requested by Lender. After the Loan Closing Date, Borrower shall provide to Lender a certified copy of any amendment to any such organizational document within 30 days of the execution of said amendment.

15. PROPERTY MANAGEMENT (305): The management company shall be satisfactory to Lender during the term of the Loan. Any change in the management company without the prior written consent of Lender shall constitute a default under the terms of the Loan. Lender acknowledges that NTS Development Company, a Kentucky corporation is the current management company for the Property and, further, that said current management company is approved by Lender.

16. SECURITY INTEREST IN PERSONAL PROPERTY (310): A satisfactory first security interest effective against third parties is required covering the interests of Borrower in all tangible and intangible personal property, including, without limiting the generality of the foregoing, all carpeting, blinds, ranges, microwave ovens, refrigerators, dishwashers, easily removable equipment and fixtures, furniture, etc. now owned or leased or hereafter acquired or leased and used on or about or related to the Property.

17. TENANT LEASES (320): As soon as available after constitution of the Commitment, but in no event later than 30 days prior to the Loan Closing Date, Lender shall be furnished for its review and approval a rent roll, in a form acceptable to Lender, and copies of each Project's standard form lease(s) (the "Relevant Leases"). The rent roll shall contain a certification by the managing general partner of Borrower stating that it is true and complete and shall specifically identify all Relevant Leases. This Condition shall be satisfied prior to any advance. As a condition to making the Loan, Borrower shall grant to Lender an absolute assignment of Borrower's right, title and interest in all leases, including Borrower's right to collect, use and enjoy the rents and profits therefrom. Lender in return shall grant to Borrower a revocable license to collect, use and enjoy said rents and profits.

18. TENANTS USING CHLORINATED SOLVENTS (325): Borrower covenants not to lease any of the Property, without the prior written consent of the Lender, to
(i) dry cleaning operations that perform dry cleaning on site with chlorinated solvents or (ii) any other tenants that use chlorinated solvents in the operation of their businesses.

19. LOAN CLOSING AND ADVANCE OF LOAN PROCEEDS (400): If the Property is free of all liens and claims (except those approved in writing by Lender) and all the conditions of the Commitment required to be fulfilled prior to the advance of Loan proceeds have been complied with, the Loan will be closed and the Loan proceeds will be advanced in full.

20. REGIONAL OFFICE INSPECTION (514): Prior to the initial advance of Loan proceeds, inspection and approval of the Property is required by a member of Lender's Regional Office staff.

21. PHOTOGRAPHS (515): At least 30 days prior to the Loan Closing Date, Borrower shall furnish to Lender 2 copies of 3 different 8 x 10-inch color commercial photographs of the Property (1 aerial view and 2 exterior views).

22. CONSULTANT SERVICES (521): Lender shall hire 3rd-party consultants ("Lender's Consultants") to prepare a report ("Consultant's Report") for Lender on various aspects of the cost, design, construction and operation, of the Improvements in accordance with a Construction Consulting Agreement to be entered into between Lender and said consultants. Borrower agrees to provide all drawings, specifications and change orders for the Improvements to Lender's Consultants, if available, and to cooperate fully and completely in disclosing information to the Lender and Lender's Consultants. If requested by Borrower, Lender shall provide to Borrower an informational copy of the proposal from Lender's Consultants as authorized by Lender.

Borrower acknowledges that it has or will perform its own due diligence on the Property and agrees that it will not rely on the Consultant's Report which is a limited scope report prepared for Lender.

Prior to the initial advance of Loan proceeds, subject to the condition entitled REFUND OF EARNEST MONEY DEPOSIT, Borrower shall repair or correct, to Lender's satisfaction, any deficiencies at the Property noted in the Consultant's Report or detected by Lender, as may be required by Lender.

23. DRAWINGS AND SPECIFICATIONS/CHANGE ORDERS (522): As soon as available, but in no event later than 30 days prior to the Loan Closing Date, Borrower shall submit, to the extent available, the following for review by Lender and Lender's Consultants:

        (A) 2 complete sets of drawings to include site, landscape, structural, architectural, mechanical, electrical and others as the Improvements may require.

        (B) 2 complete sets of specifications covering all elements of construction. If the Property is to include any new construction, all products to be installed on the Property or incorporated into the construction of the Improvements shall be free of asbestos containing materials and lead based paints.

        (C) 2 copies of a report describing the soil conditions at the building site and providing recommendations for foundation and pavement design and construction. The report shall: (i) be prepared by a soil or geotechnical engineer; and (ii) be satisfactory to Lender;

        (D) 2 copies of soundproofing details and acoustical test ratings for party walls, floors between living units and hallways.

24. ENVIRONMENTAL ENGINEER'S REPORT (531): Lender shall retain an environmental engineer or other qualified professional (the "Environmental Engineer") to prepare an environmental report or reports for the Property (the "Environmental Report"). The Environmental Report shall clearly cover, to Lender's satisfaction, the matters which are contained in the ENVIRONMENTAL SITE ASSESSMENT SCOPE OF WORK, attached hereto. Lender shall provide to Borrower an informational copy of the Environmental Report proposal authorized by Lender (the "Environmental Proposal"). Borrower authorizes, and has obtained any necessary authorizations from 3rd parties, for Lender and the Environmental Engineer to enter onto the Property and conduct any inspections or tests in connection with any aspect of the Environmental Report as outlined in the Environmental Proposal.

The Environmental Engineer will agree that Borrower shall be entitled to rely on the Environmental Report on the condition that Borrower agrees that the liability of the Environmental Engineer to Borrower shall be limited to the greater of $50,000 or the cost of the Environmental Report.

It shall be a condition to Lender's obligations hereunder that the environmental condition of the Property be satisfactory to Lender. If the environmental condition of the Property is not satisfactory to Lender and Borrower fails to completely remediate to Lender's satisfaction any unsatisfactory environmental condition, or if Borrower refuses to permit Lender to complete any environmental investigation Lender deems necessary to determine the environmental condition of the Property, then Lender may, in its sole discretion, terminate the Commitment and retain the Earnest Money pursuant to the condition entitled REFUND OF EARNEST MONEY DEPOSIT.

25. LENDER'S OUT-OF-POCKET EXPENSES (532): Borrower has submitted with the application the sum of Sixty Thousand Dollars ($60,000) which represents full payment for the costs of the Environmental Engineer and Lender's Consultants unless unusual and unexpected conditions are encountered. If the amount received from Borrower for the Environmental Engineer and Lender's Consultants exceeds the invoices paid to them, the difference will be refunded to Borrower as soon after closing or termination of the transaction as is reasonably possible. If unusual and unexpected conditions are encountered, additional work will not be done without the authorization of Borrower and agreement by Borrower to pay any additional costs. If Borrower authorizes the additional work, Borrower acknowledges that the additional work is a necessary condition to the making of the Loan and is, therefore, for the benefit of Borrower. Accordingly, Borrower hereby agrees to indemnify, defend and hold Lender harmless against any loss, cost or liability resulting from the presence on the Property of the

Environmental Engineer, Lender's Consultants or other parties whose services are retained in connection with the additional work.

26. INSURANCE (600): At least 30 days prior to the Loan Closing Date, Borrower shall provide Lender with evidence of, and shall maintain, the following types of insurance in amounts and form and with companies, all satisfactory to Lender:

        (A) All risk property insurance with a deductible of not greater than $100,000, including Demolition and Increased Cost of Construction (DICC) coverage equal to a minimum of 5% of the estimated replacement cost, with an Agreed Amount Endorsement for the estimated replacement cost of the Improvements. If such all risk property insurance policy contains a terrorism exclusion, then Borrower shall purchase a separate insurance policy acceptable to Lender for such terrorism coverage, which separate insurance policy shall include the insurance coverage specified in subparagraph (C), below. Notwithstanding the foregoing, (i) Borrower shall only be required to carry terrorism coverage in an amount equal to the lesser of (a) the outstanding principal balance of the Loan, or (b) the amount of terrorism coverage that Borrower can purchase for an amount equal to 1/2 of the premium that Borrower is currently paying for the all risk property insurance required herein with a terrorism exclusion; and (ii) Borrower shall only be required to maintain such terrorism coverage on renewals of such coverage occurring after the Loan Closing Date if such coverage is available either through Borrower's all risk property insurance policy or a separate policy (provided, however, for purposes of both clause (i) and clause (ii), above, the deductible applicable to such terrorism coverage shall, subject to Lender's prior written approval, be increased as necessary to permit Borrower to carry terrorism coverage in the amount specified in item (i) (a), above). All insurance coverages specified in this subparagraph shall be provided on a replacement cost, agreed amount basis with no coinsurance provision;

        (B) Loss of rents insurance equal to 12 months rent or business income insurance for 100% of the annual gross earnings from business derived from the Property;

        (C) Flood insurance, if the Property is located in a flood plain (as that term is used in the National Flood Insurance Program), in an amount not less than 25% of the estimated replacement cost;

        (D) Borrower's own commercial general liability insurance policy with Lender, and Lender's wholly owned subsidiaries and agents, named as additional insureds for their interests in the Property; and

        (E)     Other insurance as required by Lender from time to time.

All property insurance policies required above or placed by Borrower in connection with the Property shall include a standard mortgagee endorsement in favor of Lender. Borrower shall provide certificates of Insurance (Acord-27 for Property, Acord 25-S for Liability) evidencing coverages required above. Such certificates shall provide at least 30 days notice of cancellation to Lender and shall list Lender as the certificate holder.

27. APPLICATION OF INSURANCE LOSS PROCEEDS (601): Insurance loss proceeds from all property insurance policies, whether or not required by Lender, shall, at Lender's option, be applied on the Loan, whether or not due, or to the restoration of the Property. If Lender elects to apply the insurance loss proceeds to the prepayment of the Loan, no prepayment fee shall be due on such prepayment.

Notwithstanding the foregoing, Lender agrees that, if the insurance loss proceeds are less than the unpaid principal balance of the Loan attributable to the applicable Project(s) (based on the Allocated Loan Percentage(s)) and if the casualty occurs prior to the last eighteen (18) months years of the Loan term, the insurance loss proceeds (less expenses of collection) shall be applied to restoration of the applicable Project(s) to its condition prior to the casualty, subject to satisfaction of the following conditions:

        (A) There shall be no existing Event of Default at the time of the casualty, and if there shall occur any Event of Default after the date of the casualty, Lender shall have no further obligation to release insurance loss proceeds hereunder.

        (B) The casualty insurer shall not have denied liability for payment of insurance loss proceeds as a result of any act, neglect, use or occupancy of the Property by Borrower.

        (C) Lender shall be satisfied that all insurance loss proceeds, together with supplemental funds to be made available by Borrower, shall be sufficient to complete restoration of the Project(s). Any remaining insurance loss proceeds may, at the option of Lender, be applied on the Loan, whether or not due, or be released to Borrower.

        (D) If required by Lender, Lender shall be furnished a satisfactory report addressed to Lender from an environmental engineer or other qualified professional satisfactory to Lender to the effect that no adverse environmental impact to the Project(s) resulted from the casualty.

        (E) Lender shall release casualty insurance proceeds as restoration of the Project(s) progresses if Lender is furnished satisfactory evidence of the costs of restoration and if, at the time of such release, there shall exist no Monetary Default (as hereinafter defined) and no default under the Loan with respect to which Lender shall have given Borrower notice pursuant to the Condition hereof entitled NOTICE OF DEFAULT. If the estimated cost of restoration exceeds $250,000, (i) the drawings and specifications for the restoration shall be approved by Lender in writing prior to commencement of the restoration and (ii) Lender shall receive an administration fee equal to 1% of the cost of restoration.

        (F) Prior to each release of funds, Borrower shall obtain for the benefit of Lender an endorsement to Lender's title insurance policy insuring Lender's lien as a first and valid lien on the Project(s) subject only to liens and encumbrances theretofore approved by Lender.

        (G) Borrower shall pay all costs and expenses incurred by Lender, including, but not limited to, outside legal fees, title insurance costs, 3rd-party disbursement fees, 3rd-party engineering reports and inspections deemed necessary by Lender.

        (H) All reciprocal easement and operating agreements, if any, benefiting the Projects shall remain in full force and effect between the parties thereto on and after restoration of the Project(s).

        (I) Lender shall be satisfied that Projected Debt Service Coverage of at least 1.0X will be produced from the leasing (at the applicable Project(s)) of not more than 80% of the apartment units to former tenants or approved new tenants with leases satisfactory to Lender for terms of at least one year to commence not later than 30 days following completion of such restoration (the "Approved Leases").

"Projected Debt Service Coverage" means a number calculated by dividing Projected Operating Income Available for Debt Service for the first fiscal year following restoration of the Property by the debt service during the same fiscal year under all loans secured by any portion of the Property. For purposes of the preceding sentence, "debt service" means the greater of (x) debt service due under all such loans during the first fiscal year following completion of the restoration of the Property and (y) debt service that would be due and payable during such fiscal year if all such loans were amortized over 30 years (whether or not amortization is actually required) and if interest on such loans were due as it accrues at the face rate shown on the notes therefor (whether or not such loans require interest payments based on such face rates).

"Projected Operating Income Available for Debt Service" means projected gross annual rent from the Approved Leases at the applicable Project(s) or at the entire Property, as the case may be, for the first full fiscal year following completion of the restoration of the Property less:

        (A) The operating expenses of the applicable Project(s) or at the entire Property, as the case may be, for the last fiscal year preceding the casualty and

        (B)     The following:

                (i) A replacement reserve for capital improvements, unit remodels and structural items, based on not less than $750 per unit per year per annum;

                (ii) The amount, if any, by which actual gross income during such fiscal period exceeds that which would be earned from the rental of 90% of the gross leaseable area in the applicable Project(s) or the entire Property, as the case may be;

                (iii) The amount, if any, by which the actual management fee is less than 3% of gross revenue during such fiscal period;

                (iv) The amount, if any, by which the actual real estate taxes are less than $855 per annum; and

                (v) The amount, if any, by which total operating expenses, excluding management fees, real estate taxes and replacement reserves, are less than $3,720 per annum.

All projections referenced above shall be calculated in a manner satisfactory to Lender.

28. APPLICATION OF CONDEMNATION PROCEEDS (602): All condemnation awards and any other proceeds ("Condemnation Proceeds") resulting from damage to, the taking of, or any sale or transfer in lieu of a taking of, all or any portion of the Property in connection with condemnation proceedings, the exercise of any power of eminent domain or the threat thereof (a "Taking"), shall, at Lender's option, be applied on the Loan, whether or not due, or to the restoration of the Property. If Lender elects to apply the Condemnation Award to the prepayment of the Loan, no prepayment shall be due on such prepayment unless the same was collected as part of the Condemnation Award.

Notwithstanding the foregoing, Lender agrees that, if the Condemnation Proceeds are less than the unpaid principal balance of the Loan allocated to the Project(s) (based on the Allocated Loan Percentage) and are received prior to the last eighteen (18) months of the Loan term, the Condemnation Proceeds (less expenses of collection) shall be applied to restoration of the Project(s) to its condition, or the functional equivalent of its condition, prior to the Taking, subject to satisfaction of the requirements stated in the Condition hereof entitled APPLICATION OF INSURANCE LOSS PROCEEDS and subject to the further requirement that restoration or replacement of the Improvements at the Project(s) to their functional and economic utility prior to such damage or Taking be possible.

29. DEPOSITS (603): To assure the timely payment of real estate taxes and special assessments (including personal property taxes, if appropriate), following the occurrence of an Event of Default, Lender shall thenceforth have the option to require that Borrower remit monthly payments, in amounts satisfactory to Lender. Such amounts shall be held by Lender.

30. PRIOR NOTICE OF ADVANCES (1020): Lender shall not be required to advance Loan proceeds under the Commitment unless it has received notice in writing from Borrower at least 5 business days prior to the date of the advance.

31. FIXTURES (1030): All affixed items owned by Borrower such as engines, boilers, elevators and machinery and all heating apparatus, electrical equipment, air-conditioning equipment, water and gas fixtures and all fixtures of every description placed or used on the Property or appurtenant thereto shall be included in the lien instrument.

32. TAXES AND SPECIAL ASSESSMENTS (1040): Prior to any advance of Loan proceeds, Borrower shall disclose to Lender, and Lender shall review and approve, all special assessments affecting the Property, whether or not then due and payable. Unless otherwise provided herein, prior to every advance, all installments of special assessments, whether or not then due and payable, and all installments of general real estate taxes due shall be paid in full unless disputed, in which case an escrow satisfactory to Lender shall be established. Borrower shall deliver to Lender the official receipt of the proper officer showing timely payment of all general real estate taxes and special assessments within 30 days after Lender shall have given written notice to Borrower requesting such proof of payment.

Borrower certifies that the following special assessments are the only assessments outstanding and shall be paid in full according to the payment schedule listed below:

    Assessment                Total Amount                  Payment Schedule
    ----------                ------------                  ----------------
    NONE


33. TITLE (1045): Title to the Property shall be satisfactory to Lender's legal counsel. Title and beneficial interest to the Property shall be vested in Borrower and shall be unchanged by act of Borrower, by death, or by operation of law until the Loan is fully funded unless otherwise provided by a separate Condition in the Commitment.

34. TITLE INSURANCE (1050): A title commitment containing a correct legal description and legible copies of all instruments listed therein as exceptions must be furnished to Lender by Borrower, at Borrower's expense, from First American Title Insurance Company, Chicago Title Insurance Company or Commonwealth Land Title Insurance Company or other title insurance company satisfactory to Lender; provided, however, that if a title insurance company other than First American Title Insurance Company or Chicago Title Insurance Company is used, Borrower shall cause such title insurer to obtain reinsurance in an amount satisfactory to Lender. If the title is satisfactory, the closing documents will be prepared. After the lien instrument shall have been placed of record, a title policy for each Project shall be issued to Lender, in the Allocated Loan Amount for each Project, insuring the interest of Lender to be a first and valid lien on each Project. Each policy shall be in the form of ALTA Loan Policy -1970, as revised 10/17/70 and 10/17/84 for the full Allocated Loan Amount. All policies shall contain a tie-in endorsement and shall not contain a so called "Creditor's Rights exception". The title policy for each of the Project(s) located in Florida, Indiana and Kentucky shall contain an endorsement insuring, to Lender's satisfaction, that the Project and the use thereof complies with applicable zoning laws; provided, however, that if such zoning endorsement is not available on a particular Project, at Lender's option, Lender may instead accept a zoning opinion from Borrower's counsel. The cost of such title policy(ies) and any endorsements required by Lender shall be borne by Borrower. If there are periodic advances of funds, a title endorsement must be furnished prior to each advance, showing no intervening liens or encumbrances.

35. SURVEY (1055): At least 30 days prior to the Loan Closing Date, Borrower shall furnish to Lender 3 copies of a recently certified As-Built Survey for each of the Project(s), satisfactory to Lender, together with 1 copy to the title company and 1 copy to Lender's Consultants. The survey(s) must comply with the most current American Land Title Association (ALTA) and American Congress on Surveying and Mapping (ACSM) Minimum Standard Detail Requirements for Land Title Surveys and include the items indicated in the attached Table A Optional Survey Responsibilities and Specifications for As-Built Survey. Survey requirements are attached.

36. ACCURACY OF DATA SUBMITTED AND FINANCIAL CONDITION (1060): The Commitment is subject to the accuracy as of the date hereof of all information, data, representations, exhibits, and other materials submitted in connection with the application. Prior to and as a condition of each advance of Loan proceeds, there shall be since the date of the application, no material adverse change in the Property, the projected revenues from the Property, or in the assets, liabilities or condition, financial or otherwise, of Borrower.

Acceptance of the application by Lender or issuance of a separate letter of commitment shall not constitute or imply review or approval of any agreement, document, drawing, report or information required by the Commitment to be satisfactory to Lender. Notification to Borrower of such review and approval shall be by separate letter(s) from Lender.

37. DEFAULTS (1065): Prior to and as a condition of each advance of Loan proceeds, there shall exist no default under the Loan or in any other loan with Lender in which Borrower or any guarantor named herein is a borrower, a guarantor or a principal officer, principal stockholder, trustee or manager of a borrower or a guarantor. All amounts due Lender including principal and, to the extent permitted by applicable law, interest not paid when due shall bear interest at the Default Rate, which is defined as the lower of the interest rate then in effect plus 5% per annum or the maximum rate permitted by law.

38. NOTICE OF DEFAULT (1067): Upon the occurrence of a default, Lender shall not accelerate the Loan unless:

        (A) In the case of a default in any payment required under the Loan, whether or not payable to Lender, (a "Monetary Default"), Lender shall have given Borrower notice of such Monetary Default and Borrower shall not have cured such Monetary Default by payment of all amounts in default (including payment of interest at the Default Rate from the date of default to the date of cure on amounts owed to Lender) within 5 business days thereafter;

        (B) In the case of any other default under the Loan (a "Non-Monetary Default"), Lender shall have given Borrower notice of such Non-Monetary Default and Borrower shall not have cured such default within 30 days thereafter (or, if the Non-Monetary Default is not curable within 30 days, Borrower shall not have
                (i) diligently undertaken and continued to pursue the curing of such Non-Monetary Default and (ii) deposited an amount sufficient to cure such Non-Monetary Default in an escrow account satisfactory to Lender).

In no event shall the notice and cure periods recited above be deemed to be a grace period for the purposes of commencing interest at the Default Rate.

39. MAXIMUM RATE (1070): The total of all interest under the Loan and any fees or other payments which are construed to be interest shall never exceed the maximum lawful rate permitted under applicable law.

40. LEGAL APPROVAL (1080): The form of the transaction and the content and the execution of all Loan Documents shall be satisfactory to Lender's legal counsel and shall comply with all laws applicable to Borrower or the Property.

41. SURVIVAL (1085): All provisions of the Commitment, where applicable, shall survive the closing or closings of the Loan.

Notwithstanding the foregoing, to the extent any provision of the Commitment conflicts or is inconsistent with any provision of the other Loan Documents, the other Loan Documents shall control.

42. ASSIGNMENT (1090): Subsequent to the advance of all Loan proceeds, Lender may assign all or any part of the Loan to another lender at no cost to Borrower. In the event of a proposed assignment of the Loan to another lender, said lender shall have the right to enter the Property upon reasonable prior notice to Borrower for additional environmental review or testing as said lender may deem necessary, at no further cost to Borrower. The Commitment may not be assigned by Borrower. Any assignment or attempted assignment of the Commitment by Borrower shall be void.

43. BUSINESS RESTRICTION REPRESENTATION AND WARRANTY (1092): Borrower represents and warrants that Borrower, all persons and entities owning (directly or indirectly) an ownership interest in Borrower (with the exception of any and all limited partners), all guarantors of all or any portion of the Loan, and all persons and entities executing any separate indemnity agreement in favor of Lender in connection with the Loan: (i) are not, and shall not become, a person or entity with whom Lender is restricted from doing business with under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including, but not limited to, those named on OFAC's Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; (ii) are not knowingly engaged in, and shall not knowingly engage in, any dealings or transaction or be otherwise associated with such persons or entities described in clause (i); and (iii) are not, and shall not become, a person or entity whose activities are regulated by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder.

44. BORROWER'S CERTIFICATION (1095): Prior to the Loan Closing Date, Borrower shall certify to Lender that the following representations and warranties are true and correct as of the Loan Closing Date and will be true and correct at the time of the initial advance of Loan proceeds:

        (A) All Relevant Leases and a true and complete rent roll as to all Leases, have been furnished to Lender, and any representations and warranties made by landlord contained in the leases were true when made, in all material respects;

        (B) The property is not subject to any form of rent control under any federal, state or local law, statute, ordinance, rule, regulation, code or program;

        (C) All material information (which specifically includes any and all financial information) submitted to Lender in connection with the Loan is true and complete;

        (D) Except as otherwise disclosed in the surveys delivered to Lender pursuant to the Condition hereof entitled SURVEY, the Environmental Report or the Consultant's Report, to the best of Borrower's knowledge and belief after appropriate due diligence and inquiry:

                (i) The Property does not contain, nor will it contain during the term of the Loan, underground storage tanks, asbestos, urea formaldehyde insulation, PCB's, petroleum products, drums, materials spills, stressed vegetation, present or past dumping or fill, discolored or disturbed soil, unusual or noxious odors, monitoring wells, roads or trails with no apparent outlet or purpose, hazardous substances, toxic substances, radon or other material that could be a hazard to health, safety or property values, or that could be a violation of any federal, state or local law, statute, ordinance, rule, regulation or code;

                (ii) No part of the Property contains a cemetery or burial ground;

                (iii) No part of the Property has been designated as wetlands under any federal, state or local law, statute, ordinance, rule, regulation or code, or by any governmental agency;

                (iv)    The Property is not located in a flood plain;

                (v) The Property can be legally occupied and there is no violation of any federal, state or local building, zoning, use, environmental, Development of Regional Impact and concurrency laws or other law, statute, ordinance, rule, regulation or code affecting Borrower or the Property;

                (vi) The Property is in compliance with the Americans with Disabilities Act and the Fair Housing Act; and

                (vii) The Property is adequately served by public water and sewage systems, gas and electricity;


45.     OUTSIDE COUNSEL (1099):

        (a) OUTSIDE COUNSEL FOR PROJECTS NOT LOCATED IN FLORIDA. Lender may hire outside counsel to act for it, and the cost of such counsel and all other costs of every kind, including, but not limited to, the cost of title reports, surveys, recording and filing fees and any tax required to be paid at the time of recording the lien instrument (unless prohibited by law), shall be paid by Borrower, whether or not the Loan is advanced. Unless Lender hires outside counsel for the Projects, all Loan Documents will be prepared by Lender at no expense to Borrower. With the exception of those Projects located in Florida, Lender does not intend to hire outside counsel unless necessary in the opinion of Lender's legal staff.

        (b) OUTSIDE COUNSEL FOR PROJECTS LOCATED IN FLORIDA. Lender shall retain outside counsel (the "Florida Legal Opinion Counsel"), at Borrower's expense, to provide legal opinions required by the terms of the Commitment for the Projects located in Florida. Lender does not otherwise intend to hire outside counsel for the Projects located in Florida unless necessary in the opinion of Lender's legal staff.

46. LEGAL OPINIONS (1100): As soon as available after constitution of the Commitment, but in no event later than 30 days prior to the Loan Closing Date, Lender shall have received the following, each of which shall be satisfactory to
Lender:

        (A)     LEGAL OPINIONS FOR PROJECTS NOT LOCATED IN FLORIDA.

        (i) A satisfactory form of the opinion to be delivered on the Loan Closing Date by counsel approved by Lender in which such counsel shall opine that nothing has come to their attention which would lead them to believe that any of the representations, warranties and certifications of Borrower are inaccurate in any material respect. The opinion shall describe what investigation (including a review of applicable laws and all documents and materials reasonably necessary to make such opinion meaningful, including an environmental report for the Property and all permits or approvals necessary to operate the Property for its intended purpose) was made and, to the extent necessary, may rely on certifications by architects and engineers. The opinion shall also state that Borrower is duly organized and in good standing under applicable law, has authority to conduct its business and to execute and deliver the Loan Documents; that the Loan Documents have been duly authorized, executed and delivered and are valid and binding obligations of Borrower enforceable in accordance with their terms and do not conflict with any instrument, judgment, statute or regulation by which Borrower or the Property is bound; such opinion to be in a format acceptable to Lender and may contain a general exception to enforceability for fundamental issues that have general application to all loan contracts and specific exceptions only with regard to provisions which are unique or of material importance to the Loan or arise out of recent statutory, regulatory or judicial developments.

        (ii) A satisfactory form of the opinion to be delivered on the Loan Closing Date, by counsel approved by Lender in which such counsel shall opine that the Guarantee of Recourse Obligations and the Environmental Indemnity Agreement (collectively, the "Ancillary Documents") have been duly authorized, executed and delivered by the signatories thereto, are valid and binding obligations of the signatories thereto and do not conflict with any instrument, judgment, statute or regulation by which any of the signatories is bound, that the Ancillary Documents are enforceable in accordance with their terms, and that each corporate signatory thereto is duly organized and in good standing under applicable law, has authority to conduct its business and to execute and deliver the Ancillary Documents.

        (A)     LEGAL OPINIONS FOR PROJECTS LOCATED IN FLORIDA.

        (i) A satisfactory form of the opinion to be delivered on the Loan Closing Date by counsel approved by Lender, in which such counsel opines that Borrower is duly organized and in good standing under applicable law, has authority to conduct its business, and that the Loan Documents, including the Guarantee of Recourse Obligations and the Environmental Indemnity Agreement (collectively, the "Ancillary Documents") have been duly authorized, executed and delivered and do not conflict with any instrument, judgment, statute or regulation by which Borrower or the Property is bound.

        (ii) A satisfactory form of the opinion to be delivered on the Loan Closing Date by counsel retained by Lender, in which such counsel opines (i) with regard to land use and other applicable laws affecting the Property, and (ii) that the Loan Documents, including the Ancillary Documents, are valid and binding obligations of Borrower enforceable in accordance with their terms. Such opinion shall rely upon the opinion described in (A) above, with regard to due organization, good standing, authority to conduct its business, and execution and delivery of the Loan Documents, including the Ancillary Documents. Borrower shall cooperate fully with counsel retained by Lender in completing a questionnaire relating to land use and operation of the Property and provide such counsel with all materials necessary to produce the legal opinions required of it hereunder and to determine that it is reasonable for Lender to rely upon such legal opinions.

47.     RELEASE AND SUBSTITUTION OF SECURITY (5155):

Upon Borrower's prior written request, after the closing of the Loan and the advance of Loan proceeds, and provided that there is no default under the Loan, the Borrower may upon not less than 60 days prior written notice (the "Substitution Notice"), substitute a project(s) (the "Substitute Project(s)"), for portions of the Security (up to a maximum of four (4) Projects currently subject to the Lien Instrument (the "Replaced Project" or the "Release Project(s)") shall be released from the Lien Instrument and replaced with Substitute Project(s), subject to the following:

        (A) Payment of a nonrefundable service fee for each Substitution to be submitted with each written Substitution Notice (i.e., Borrower's request for release and substitution). If the Substitution consists of one Project, the service fee will be $25,000; two Projects, the service fee will be $50,000; three Projects, the service fee will be $75,000; or four Projects, the service fee will be $100,000.

        (B) Payment of a release fee equal to one percent (1.0%) of the Allocated Loan Amount as defined in Exhibit A, adjusted to reflect amortization of principal that has occurred since the Loan Closing Date, notwithstanding the preceding, the release fee shall not exceed $100,000 per Project;

        (C) The property to be released (i.e., the Release Project(s)) shall consist of not less than one Project as defined in Exhibit A;

        (D) No more than two (2) substitutions or releases of collateral shall have been completed in the prior 12 month period;

        (E) The Substitute Project(s) is owned 100% by Borrower, title to the Substitute Project(s) shall be satisfactory to Lender's legal counsel, and the requirements set forth in the Condition entitled TITLE INSURANCE shall be met with respect to the Substitute Project(s) prior to closing on the release and substitution. A title policy, satisfactory to Lender, shall be issued to Lender insuring the interest of Lender to be a first and valid lien on the Substitute Project(s). The title policy shall contain a tie-in endorsement and shall not contain a so-called Creditor's Rights exception or other exception related to fraudulent conveyance. The cost of such title policy shall be borne by the Borrower. Lender shall receive a first lien on the Substitute Project(s), satisfactory to Lender. The date of delivery and recordation of the lien instrument for the Substitute Project(s) shall be the Substitution Date, and the transaction to permit a Substitute Project(s) to replace the Release Project(s) is sometimes referred to herein as a "Substitution".

        (F) At least 30 days prior to closing on the release and substitution, Borrower shall furnish four copies of a recently certified as-built survey, complying with the requirements set forth in the Condition entitled SURVEY with respect to the Substitute Project(s);

        (G) The physical and environmental condition of the Substitute Property shall be satisfactory to Lender in its sole and absolute discretion. Borrower shall prepay the estimated cost (to be determined by Lender) of the Consultant's Report and Environmental Report. Said reports shall be satisfactory to Lender with respect to the Substitute Project(s) based on the requirements set forth in the Conditions entitled CONSULTANT SERVICES and ENVIRONMENTAL ENGINEER'S REPORT;

        (H) The Substitute Project(s) shall be acceptable to Lender in all respects, in Lender's sole and absolute discretion. The Substitute Project(s) shall be garden apartment project(s) and/or similar apartment projects at least equal to the Release Property in each of the following respects, as determined by Lender in its sole and absolute discretion: (i) appraised value;
                (ii) stability of cash flow; (iii) tenant credit, quality, and diversification; and (iv) location quality and diversification;

        (I) The then current Net Income Available For Debt Service (the "NIADS") for the Substitute Project(s) (adjusted to reflect gross rental income based on the lower of the prior twelve month actual results or the current rent roll annualized; neither to exceed that which would be earned from the rental of 90% of the net rentable area of the Substitute Project(s)) shall be at least 105% of the then current NIADS of the Release Project(s) and the NIADS originally allocated to the Release Project(s) at the Loan Closing Date;

        (J) The Substitute Project(s) shall meet all of the conditions to closing set forth herein as if said Substitute Project(s) were part of the original security for the Loan;

        (K) Borrower shall deliver such amendments and reaffirmations of the Loan Documents executed by Borrower or the Principals as Lender may require to effectuate the substitution of the Substitute Project(s) for the Release Project(s). Upon completion of the Substitution, the Substitute Project(s) shall be included in the Lien Instrument and the Release Project(s) shall be released; and

        (L) Lender shall receive an update to the legal opinion(s) required under the Condition entitled LEGAL OPINIONS with respect to the Substitute Project(s) and the amendments and reaffirmations referenced in the preceding clause. Upon completion of the Substitution, the Substitute Project(s) shall be included in the Lien Instrument, and the Replaced Project(s) shall be released.

48. INFORMATION SUBMITTED (1110): Borrower hereby certifies that all material information and statements (which specifically includes any and all financial information), heretofore furnished to Lender are true and complete to the best of Borrower's knowledge and belief and are made for the purpose of inducing favorable action by Lender.

49. FEDERAL EQUAL CREDIT OPPORTUNITY (1115): The Federal Equal Credit Opportunity Act prohibits creditors from discriminating against credit applicants on the basis of sex, marital status, race, color, religion, national origin, age (provided the applicant has the capacity to contract), receipt of income from a public assistance program, and the good faith exercise of rights under the Consumer Credit Protection Act. The Federal Agency which administers compliance with this law concerning this life insurance company is the Federal Trade Commission, Equal Credit Opportunity, Washington, D.C. 20580, (202) 724-1140.

Borrower has the right, within 60 days of notification of any adverse action with respect to this application, to a statement of specific reasons for the action taken. The statement of reason can be obtained by contacting Lender at 720 E. Wisconsin Avenue, Milwaukee, WI 53202, ATTN: Vice President - Real Estate Production or (414) 271-1444. Lender shall respond to a request for specific reason within 30 days of its receipt of the request.

50. HEADINGS (1120): The paragraph headings contained herein are for convenience and reference only and in no way define, limit or describe the scope or intent of, or in any way affect, the provisions hereof.

51. SUBMISSION OF INFORMATION (1130): An estimate of the earliest date on which the initial advance of funds may occur is the date which appears above Borrower's signature hereon. The initial advance may occur on that date, on the Loan Closing Date or on such other date prior to the Commitment Expiration Date as may be mutually agreed upon by Borrower and Lender. The information required herein to be approved by Lender shall be submitted by Borrower to Lender, where applicable, at least 30 days prior to the Loan Closing Date. In every case, Borrower is encouraged to submit said information to Lender as soon as available to allow adequate time for Lender review and approval.

52. CONTRACT (1135): If Lender agrees to make the Loan, either (i) this application, upon Lender giving Borrower written notice of acceptance hereof, or
(ii) a separate letter of commitment issued by Lender, upon the timely acceptance thereof by Borrower, shall constitute the "Commitment". In the event of any conflict, the terms of the separate letter of commitment, if issued, shall govern over this application. The Commitment, shall represent the complete contract between Borrower and Lender and shall supersede all prior negotiations of the parties. Lender's agreement to the terms and conditions set forth herein or in the Loan Documents is particular to this Loan in the context of the current facts and circumstances only, and shall not be deemed to imply in any manner that Lender will again agree to any term or condition in connection with any refinance, extension or other modification of the Loan or with any other loan or transaction, whether with Borrower, its affiliate or a third party.

Borrower acknowledges and agrees that, upon the constitution of the Commitment, Borrower shall be contractually bound to Lender to close the Loan and take Loan advances as contemplated herein. If Borrower fails to comply with any covenant or condition in the Commitment, Lender shall have the right (i) to retain any amounts paid hereunder and not previously returned, (ii) to receive payment on any letter of credit delivered hereunder, and, in addition, (iii) to claim and receive all provable damages, including loss of bargain, sustained by Lender as a result of such default in excess of the amounts retained or received.

53.     Estimated Loan Closing Date: February 28, 2005

        Executed this 11th day of August, 2004.

        NTS Realty Holdings Limited Partnership,
        A Delaware limited partnership

        BY:   NTS Realty Capital, Inc., a Delaware corporation,
                 its Managing General Partner


          BY:                                           Borrower's Taxpayer I.D:
             --------------------------
                                                                  --------------
              ITS:
                  ---------------------
                                           file name:"credit.doc"
                                                                    Revised 9/94
                                                                    ML-130


                                   IRREVOCABLE
                            STANDBY LETTER OF CREDIT
                               (Bank and Address)

Amount U.S. $__________                                      No.________________

To: The Northwestern Mutual Life Insurance Company (Beneficiary) 720 East Wisconsin Avenue
        Milwaukee, Wisconsin 53202
        Attn:  Real Estate Dept. - Investment Processing


        We hereby establish in your favor an irrevocable letter of credit for the account of __________________ (Account Party) and authorize you to draw on us up to an aggregate amount of $__________________ available by your drafts AT SIGHT. This is a clean letter of credit; no documents are required.

        All drafts must be marked "Drawn under Letter of Credit

of ________________________________

No. _______________________________

dated _____________________________".

        Unless extended pursuant to the terms hereof, this letter of credit will expire _____________________ (one month after the commitment expiration date).

1. EXTENSIONS OF EXPIRATION DATE. (a) Notwithstanding the expiration date stated above, this letter of credit shall in no circumstance expire unless 15 days advance written notice of its expiration date has been given to Beneficiary at its address above, Attention: Real Estate Department - Investment Processing.

(b) If the expiration date is a day on which our offices are closed for any reason other than a force majeure event, the expiration date shall automatically be extended to the next day our offices are open. If the expiration date is a day on which our offices are closed because of a force majeure event, the expiration date shall automatically be extended to the 30th calendar day on which our offices are open following such interruption.

(c) If you draw on us within 20 days prior to the expiration date and the draw request is rejected, refused or denied for any reason, the expiration date shall automatically be extended for a period of 20 calendar days.

2. WAIVER OF WAITING PERIOD. If a drawing hereunder is made by presentment of a draft prior to 1 p.m. ______ time, we will, on the same business day, at your request, either, (a) confirm to you the wire transfer of the amount specified, in immediately available funds, and will notify you of the Federal Reserve Bank confirmation number relating to such transfer by 3:00 p.m. _______ time, or (b) deliver to you a cashier's check in the amount specified.

3. TRANSFERABILITY. This Credit is transferable in its entirety, but not in part, to a transferee of the Beneficiary. Such transfer shall be effected by presentation of this Credit to the Bank accompanied by an appropriate instrument of assignment. Upon such presentation the Bank shall issue forthwith an irrevocable standby letter of credit to the transferee (as the new "Beneficiary") with provisions consistent with those of this Credit. Each letter of credit issued to a transferee may be transferred in the same manner and subject to the same conditions as herein provided.

4. HONORING DRAFTS. We hereby agree with the drawers, endorsers, and bona fide holders of drafts drawn under and in compliance with the terms of this Credit, that such drafts will be duly honored on due presentation to the drawees if negotiated on or before the expiration of this Credit, or presented at this office on or before such expiration.

                                     Authorized Signature and Title


This credit is subject to the Uniform
Customs and Practice for Documentary
Credits (1993) Revision, International
Chamber of Commerce Publication No. 500

                                                                       PERMANENT
                                                                       STAC 1055



                                MINIMUM STANDARD
                               DETAIL REQUIREMENTS



                                       for



                                    ALTA/ACSM
                               LAND TITLE SURVEYS


                              [SEAL]           [SEAL]


                                  as adopted by


                         AMERICAN LAND TITLE ASSOCIATION
                    AMERICAN CONGRESS ON SURVEYING & MAPPING
                   NATIONAL SOCIETY OF PROFESSIONAL SURVEYORS


                                      1999

                    MINIUMIM STANDARD DETAIL REQUIREMENTS FOR
                          ALTA/ACSM LAND TITLE SURVEYS

[SEAL]                                                                    [SEAL]

                                  as adopted by
                         AMERICAN LAND TITLE ASSOCIATION
                    AMERICAN CONGRESS ON SURVEYING & MAPPING
                                       and
                   NATIONAL SOCIETY OF PROFESSIONAL SURVEYORS


It is recognized that members of the American Land Title Association (ALTA) have specific needs, peculiar to title insurance matters, which require particular information for acceptance by title insurance companies when said companies are asked to insure title to land without exceptions as to the many matters which might be discoverable from survey and inspection and not be evidenced by the public records. In the general interest of the public, the surveying profession, title insurers and abstracters, ALTA, the American Congress on Surveying and Mapping (ACSM) and the National Society of Professional Surveyors, Inc. (NSPS) jointly promulgate and set forth such details and criteria for standards. It is understood that local variations may require local adjustments to suit local situations, and often must be applied. It is recognized that title insurance companies are entitled to rely on the survey furnished to them being of the appropriate professional quality, both as to completeness and as to accuracy. It is equally recognized that for the performance of a survey, the surveyor will be provided with appropriate data which can be relied upon in the preparation of the survey.

For a survey of real property and the plat or map of the survey to be acceptable to a title insurance company for purposes of insuring title to said real property free and clear of survey matters (except those matters disclosed by the survey and indicated on the plat or map), certain specific and pertinent information shall be presented for the distinct and clear understanding between the client (insured), the title insurance company (insurer), and the surveyor (the person professionally responsible for the survey).

These requirements are:

1. The client shall request the survey or arrange for the survey to be requested and shall provide a written authorization to proceed with the survey from the person responsible for paying for the survey. Unless specifically authorized in writing by the insurer, the insurer shall not be responsible for any costs associated with the preparation of the survey. The request shall specify that an "ALTA/ACSM LAND TITLE SURVEY" is required, meeting the then-current accuracy standards jointly adopted by ALTA, ACSM and NSPS. The request shall also designate which of the optional items listed in Table A are to be incorporated. The request shall set forth the record description of the property. Complete copies of the record description of the property, any record easements benefitting the property, the record easements or servitudes and covenants affecting the property ("Record Documents"), documents of record referred to in the Record Documents, and any other documents containing desired appropriate information affecting the property being surveyed and to which the survey shall make reference shall be provided to the surveyor for notation on the plat or map of survey.

2. The plat or map of such survey shall bear the name, address, telephone number, and signature of the professional land surveyor who made the survey, his or her official seal and registration number, the date the survey was completed and the dates of all revisions, and the caption "ALTA/ACSM Land Title Survey" with the certification set forth in paragraph 8.

3. An "ALTA/ACSM LAND TITLE SURVEY" shall be in accordance with the then-current "Accuracy Standards for Land Title Surveys" ("Accuracy Standards") as adopted, from time to time, by the American Congress on Surveying and Mapping, the National Society of Professional Surveyors, and the American Land Title Association and incorporated herein by reference.

4. On the plat or map of an "ALTA/ACSM LAND TITLE SURVEY," the survey boundary shall be drawn to a convenient scale, with that scale clearly indicated. A graphic scale, shown in feet or meters or both, shall be included. A north arrow shall be shown and when practicable, the plat or map of survey shall be oriented so that north is at the top of the drawing. Symbols or abbreviations used shall be identified on the face of the plat or map by use of a legend or other means. If necessary for clarity, supplementary or exaggerated diagrams shall be presented accurately on the plat or map. The plat or map shall be a minimum size of 8 1/2 by 11 inches.

5. The survey shall be performed on the ground and the plat or map of an "ALTA/ ACSM LAND TITLE SURVEY" shall contain, in addition to the required items already specified above, the following applicable information:

(a) All data necessary to indicate the mathematical dimensions and relationships of the boundary represented, with angles given directly or by bearings, and with the length and radius of each curve, together with elements necessary to mathematically define each curve. The point of beginning of the surveyor's description shall be shown as well as the remote point of beginning if different. A bearing base shall refer to some well-fixed bearing line, so that the bearings may be easily re-established. All bearings around the boundary shall read in a clockwise direction wherever possible. The North arrow shall be referenced to its bearing base and should that bearing base differ from record title, that difference shall be noted.

(b) When record bearings or angles or distances differ from measured bearings, angles or distances, both the record and measured bearings, angles, and distances shall be clearly indicated. If the record description fails to form a mathematically closed figure, the surveyor shall so indicate.

(c) Measured and record distances from corners of parcels surveyed to the nearest right-of-way lines of streets in urban or suburban areas, together with recovered lot corners and evidence of lot corners, shall be noted. The distances to the nearest intersecting street shall be indicated and verified. Names and widths of streets and highways abutting the property surveyed and widths of rights of way shall be given. Any use contrary to the above shall be noted. Observable evidence of access (or lack thereof) to such abutting streets or highways shall be indicated. Observable evidence of private roads shall be so indicated. Streets abutting the premises, which have been described in Record Documents, but not physically opened, shall be shown and so noted.

(d) The identifying titles of all recorded plats, filed maps, right of way maps, or similar documents which the survey represents, wholly or in part, shall be shown with their appropriate recording data, filing dates and map numbers, and the lot, block, and section numbers or letters of the surveyed premises. For non-platted adjoining land, names, and recording data identifying adjoining owners as they appear of record shall be shown. For platted adjoining land, the recording data of the subdivision plat shall be shown. The survey shall indicate platted setback or building restriction lines which have been recorded in subdivision plats or which appear in a Record Document which has been delivered to the surveyor. Contiguity, gores, and overlaps along the exterior boundaries of the surveyed premises, where ascertainable from field evidence or Record Documents, or interior to those exterior boundaries, shall be clearly indicated or noted. Where only a part of a recorded lot or parcel is included in the survey, the balance of the lot or parcel shall be indicated.

(e) All evidence of monuments shall be shown and noted to indicate which were found and which were placed. All evidence of monuments found beyond the surveyed premises on which establishment of the corners of the surveyed premises are dependent, and their application related to the survey shall be indicated.

(f) The character of any and all evidence of possession shall be stated and the location of such evidence carefully given in relation to both the measured boundary lines and those established by the record. An absence of notation on the survey shall be presumptive of no observable evidence of possession.

(g) The location of all buildings upon the plot or parcel shall be shown and their locations defined by measurements perpendicular to the boundaries. If there are no buildings erected on the property being surveyed, the plat or map shall bear the statement, "No buildings." Proper street numbers shall be shown where available.

(h) All easements evidenced by a Record Document which have been delivered to the surveyor shall be shown, both those burdening and those benefitting the property surveyed, indicating recording information. If such an easement cannot be located, a note to this effect shall be included. Observable evidence of easements and/or servitudes of all kinds, such as those created by roads; rights-of-way; water courses; drains; telephone, telegraph, or electric lines; water, sewer, oil or gas pipelines on or across the surveyed property and on adjoining properties if they appear to affect the surveyed property, shall be located and noted. If the surveyor has knowledge of any such easements and/or servitudes, not observable at the time the present survey is made, such lack of observable evidence shall be noted. Surface indications, if any, of underground easements and/or servitudes shall also be shown.

(i) The character and location of all walls, buildings, fences, and other visible improvements within five feet of each side of the boundary lines shall be noted. Without expressing a legal opinion, physical evidence of all encroaching structural appurtenances and projections, such as fire escapes, bay windows, windows and doors that open out, flue pipes, stoops, eaves, cornices, areaways, steps, trim, etc., by or on adjoining property or on abutting streets, on any easement or over setback lines shown by Record Documents shall be indicated with the extent of such encroachment or projection. If the client wishes to have additional information with regard to appurtenances such as whether or not such appurtenances are independent, division, or party walls and are plumb, the client will assume the responsibility of obtaining such permissions as are necessary for the surveyor to enter upon the properties to make such determinations.

(j) Driveways and alleys on or crossing the property must be shown. Where there is evidence of use by other than the occupants of the property, the surveyor must so indicate on the plat or map. Where driveways or alleys on adjoining properties encroach, in whole or in part, on the property being surveyed, the surveyor must so indicate on the plat or map with appropriate measurements.

(k) As accurately as the evidence permits, the location of cemeteries and burial grounds (i) disclosed in the process of researching title to the premises or (ii) observed in the process of performing the field work for the survey, shall be shown.

(l) Ponds, lakes, springs, or rivers bordering on or running through the premises being surveyed shall be shown.

6. As a minimum requirement, the surveyor shall furnish two sets of prints of the plat or map of survey to the title insurance company or the client. If the plat or map of survey consists of more than one sheet, the sheets shall be numbered, the total number of sheets indicated and match lines be shown on each sheet. The prints shall be on durable and dimensionally stable material of a quality standard acceptable to the title insurance company. At least two copies of the boundary description prepared from the survey shall be similarly furnished by the surveyor and shall be on the face of the plat or map of survey, if practicable, or otherwise attached to and incorporated in the plat or map. Reference to date of the "ALTA/ACSM LAND TITLE SURVEY," surveyor's file number (if any), political subdivision, section, township and range, along with appropriate aliquot parts thereof, and similar information shown on the plat or map of survey shall be included with the boundary description.

7. Water boundaries necessarily are subject to change due to erosion or accretion by tidal action or the flow of rivers and streams. A realignment of water bodies may also occur due to many reasons such as deliberate cutting and filling of bordering lands or by avulsion. Recorded surveys of natural water boundaries are not relied upon by title insurers for location of title.

When a property to be surveyed for title insurance purposes contains a natural water boundary, the surveyor shall measure the location of the boundary according to appropriate surveying methods and note on the plat or map the date of the measurement and the caveat that the boundary is subject to change due to natural causes and that it may or may not represent the actual location of the limit of title. When the surveyor is aware of changes in such boundaries, the extent of those changes shall be identified.

8. When the surveyor has met all of the minimum standard detail requirements for an ALTA/ACSM Land Title Survey, the following certification shall be made on the plat:

To (name of client), (name of lender, if known), (name of title insurance company, if known), (name of others as instructed by client):

This is to certify that this map or plat and the survey on which it is based were made in accordance with "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys," jointly established and adopted by ALTA, ACSM and NSPS in 1999, and includes Items _________ of Table A thereof. Pursuant to the Accuracy Standards as adopted by ALTA, NSPS, and ACSM and in effect on the date of this certification, undersigned further certifies that [Surveyor to complete certificate with the appropriate ONE of the following three phrases]

o the Positional Uncertainties resulting from the survey measurements made on the survey do not exceed the allowable Positional Tolerance.

o the survey measurements were made in accordance with the "Minimum Angle, Distance, and Closure Requirements for Survey Measurements Which Control Land Boundaries for ALTA/ACSM Land Title Surveys."

o proper field procedures, instrumentation, and adequate survey personnel were employed in order to achieve results comparable to those outlined in the "Minimum Angle, Distance, and Closure

     Requirements for Survey Measurements Which Control Land Boundaries for ALTA/ACSM Land Title Surveys."

Date: _________________________

(signed)

      _________________________
(seal)
      Registration No.

Adopted by the American Land Title Association on October 6, 1999.
Adopted by the Board of Direction, American Congress on Surveying and Mapping on October 20, 1999.
Adopted by the Board of Directors, National Society of Professional Surveyors on October 19, 1999.
American Land Title Association, 1828 L St., N.W., Suite 705, Washington, D.C. 20036.
American Congress on Surveying and Mapping, 5410 Grosvenor Lane, Bethesda, MD 20814.
National Society of Professional Surveyors, 5410 Grosvenor Lane, Bethesda, MD 20814.

                                     TABLE A
               OPTIONAL SURVEY RESPONSIBILITIES AND SPECIFICATIONS
                               FOR AS-BUILT SURVEY

NOTE: The items of Table A must be negotiated between the surveyor and client. It may be necessary for the surveyor to qualify or expand upon the description of these items, e.g. in reference to Item 6, there may be a need for an interpretation of a restriction. The surveyor cannot make a certification on the basis of an interpretation.

If indicated by "As-Built" the following optional items are to be included in the ALTA/ACSM LAND TITLE AS-BUILT SURVEY:

   1.  NOT REQUIRED      Monuments placed (or a reference monument or witness to
                         the corner) at all major corners of the boundary of the
                         property, unless already marked or referenced by an
                         existing monument or witness to the corner.

   2.  AS-BUILT          Vicinity map showing the property surveyed in reference
                         to nearby highway(s) or major street intersection(s).

   3.  AS-BUILT          Flood zone designation (with proper annotation based on
                         Federal Flood Insurance Rate Maps or the state or local
                         equivalent, by scaled map location and graphic plotting
                         only.)

   4.  AS-BUILT          Land area.

   5.  NOT REQUIRED      Contours and the datum of the elevations.

   6.  AS-BUILT          Identify and show if possible, setback, height, and
                         floor space area restrictions of record or disclosed by
                         applicable zoning or building codes (in addition to
                         those recorded in subdivision maps). If none, so state.

   7.  AS-BUILT          (a) Exterior PERIMETER dimensions of all buildings at
                             ground level

       AS-BUILT          (b) Square footage of:

       AS-BUILT              (1) exterior footprint of all buildings at ground
                                 level

       AS-BUILT              (2) gross floor area of all buildings; or

       NOT REQUIRED          (3) other areas to be defined by the client

       AS-BUILT          (c) Measured height of all buildings above grade at a
                             defined location. If no defined location is
                             provided, the point of measurement shall be shown.


                                       47

   8.  AS-BUILT          Substantial, visible improvements (in addition to
                         buildings) such as signs, parking areas or structures,
                         swimming pools, etc.

   9.  AS-BUILT          Parking areas and, if striped, the striping and the
                         type (e.g. handicapped, motorcycle, regular, etc.) and
                         number of parking spaces.

  10.  AS-BUILT          Indication of access to a public way such as curb cuts
                         and driveways.

  11.  AS-BUILT          Location of utilities (representative examples of which
                         are shown below) existing on or serving the surveyed
                         property as determined by:

       AS-BUILT          (a) Observed evidence:

                         o    railroad tracks and sidings;
                         o manholes, catch basins, valve vaults or other surface indications of subterranean uses;
                         o wires and cables (including their function) crossing the surveyed premises, all poles on or within ten feet of the surveyed premises, and the dimensions of all crosswires or overhangs affecting the surveyed premises; and
                         o utility company installations on the surveyed premises.

       NOT REQUIRED      (b) Observed evidence together with plans and markings
                         provided by client, utility companies, and other
                         appropriate sources (with reference as to the source of
                         information)

  12.  NOT REQUIRED      Governmental Agency survey-related requirements as
                         specified by the client.

  13.  AS-BUILT          Names of adjoining owners of platted lands.

  14.  AS-BUILT          Observable evidence of earth moving work, building
                         construction or building additions within recent
                         months.

  15.  NOT REQUIRED      Any changes in street right of way lines either
                         completed or proposed, and available from the
                         controlling jurisdiction. Observable evidence of recent
                         street or sidewalk construction or repairs.

  16.  NOT REQUIRED      Observable evidence of site use as a solid waste dump,
                         sump or sanitary landfill.


                                       48

  17.  AS-BUILT          DISTANCE OF BUILDINGS TO PROPERTY LINES, ADJACENT
                         BUILDINGS, SETBACKS OR EASEMENTS WHEN ADJACENT TO SAME.

  18.  AS-BUILT          OBSERVABLE EVIDENCE OF WETLANDS

  19.  AS-BUILT          NUMBER OF STORIES OF EACH BUILDING

  20.  AS-BUILT          FINISH FLOOR ELEVATION AT LOWEST HABITABLE LEVEL OF
                         EACH BUILDING IF BUILDING IS LOCATED IN A FLOOD ZONE.

  21.  AS-BUILT          FOR MULTI-BUILDING PROPERTIES SUCH AS APARTMENTS, THE
                         REFERENCE NUMBER OF EACH BUILDING AS INDICATED ON SITE
                         PLAN

  22.  AS-BUILT          NUMBER OF PARKING SPACES REQUIRED IN ORDER TO COMPLY
                         WITH LOCAL ZONING REQUIREMENTS.

       ITEMS 17-22 ARE ADDITIONAL ITEMS REQUIRED BY THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY.

                 THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY
                          ENVIRONMENTAL SITE ASSESSMENT
                                  SCOPE OF WORK
                             (REV. FEBRUARY 5, 1999)

The intent of this scope of work is to set forth the minimum requirements necessary for The Northwestern Mutual Life Insurance Company to determine the environmental condition of the Property. For purposes of this Scope of Work, "Property" is defined as a property being considered for acquisition, collateral for a loan, or sale. This Scope of Work is not intended to limit the investigation performed by the consultant. Rather, it is intended to provide the minimum requirements necessary for The Northwestern Mutual Life Insurance Company's Environmental Unit to evaluate certain conditions, including environmental hazards present, on or about the Property. This Scope of Work is also intended to address all of the factors necessary to establish an "innocent landowner defense" as specified in the Superfund Amendment and Reauthorization Act.

I. SITE INVESTIGATION: The consultant shall perform an on-site reconnaissance of the interior and exterior of all structures located on the Property. A description of all current and/or planned operations at the Property must be provided. In addition, all of the items listed below shall be addressed within the consultant's report and will include a description of the location, quantity, and condition of all items. The consultant will provide a negative affirmation if no such conditions are found.

     A.   Operational Issues:

          1. The consultant will discuss all current and/or proposed operations that are or will be conducted at the Property. The consultant shall provide a list of all current or proposed tenants and a description of their planned or present operations at the Property, where appropriate.

          2. The consultant will provide an inventory of all chemicals presently and/or proposed to be used by each tenant at the Property (including petroleum products) with a description of the chemical usage and a discussion of the chemical components, with detail similar to that which would typically be found on a Material Safety Data Sheet.

          3. The consultant will provide a discussion of all storage methodologies for new product and/or waste materials and a discussion of any containers or drums that are not labeled or identified. This discussion will include a review of RCRA, including storage timeframes, storage area requirements, and disposal programs.

          4. The consultant will provide a discussion of any materials spills, stressed vegetation, evidence of present or past dumping, discolored or disturbed soil.

          5. The consultant will discuss any evidence of past or present underground storage tanks was observed at the Property.

          6. The consultant will discuss any wells, including drinking water, groundwater monitoring, or dry wells that are present on the Property.

          7. The consultant will discuss any roads or trails with no apparent outlet or purpose that were identified at the Property.

          8. The consultant will provide a discussion of all wastewater discharges at the Property, including any industrial process water discharges, sanitary sewer discharges, and storm water discharges.

          9. The consultant will also discuss any other materials stored, generated, or present on or under the Property which would pose a hazard to health, safety or to the value of the Property.

     B.   Building Materials

          1. Asbestos containing materials present at the Property shall be evaluated according to guidelines detailed in Appendix A of this scope of work.

          2. A determination will be made as to whether any building equipment may contain any PCBs. This will include a determination of transformer ownership, if applicable. Any such equipment that is identified will be discussed, including its location and condition. Such items will be noted on appropriate site plans.

          3. Lead based paint at the Property will be evaluated in accordance with the guidelines discussed in Appendix D of this scope of work. It is acceptable to render a determination that paint which was applied after the Consumer Product Safety Commission ban on residential, interior lead based paint (1979) does not contain lead. This assumption will not be acceptable for applications that are still suspect, such as applications on steel beams, metal grid work, etc.

          4. Radon at the property shall be evaluated as discussed in Appendix B of this scope of work.

          5. The consultant will determine the presence of refrigerated drinking water fountains listed in the Federal Register (dated January 18, 1990) as Drinking Water Coolers That Are Not Lead Free and will document location, make and model number. Lead in drinking water sampling shall not be collected from refrigerated drinking water fountains.

          6. The local municipality or purveyor of the water system will be contacted to determine if their testing is consistent with Safe Drinking Water Act (SDWA) requirements. If the Property uses on site well water for consumptive purposes, the consultant shall determine if the water has been tested for SDWA compounds. In both instances a copy of the most recent analytical testing data will be provided in the report. Additionally, lead in the drinking water at the Property will be evaluated by conducting sampling and laboratory analysis of the water consistent with Appendix C of this scope of work.

     C. The consultant will evaluate the potential for any groundwater contamination which may have resulted from historical or current on-site operations. In addition, historical or current releases known to exist on adjacent or nearby properties that could impact the Property will be evaluated. This will include, but not be limited to, past or present onsite dry-cleaning operations, industrial uses, or any other operation which would use hazardous substances. If it is determined that potential groundwater impact exists at the Property, the appropriate Northwestern Mutual Life environmental analyst will be contacted immediately to discuss the need for further evaluation of the condition. If it is determined that groundwater testing and/or subsurface soils testing is warranted, the consultant will incorporate the findings of such an investigation into the environmental site assessment report before it is finalized.

     D. The consultant shall determine if any imported (from off-site) fill has been used at the Property. This will include, but shall not be limited to, landfill activities, uncontrolled dumping or filling activities, and controlled filling activities necessary to facilitate construction. In all instances, the consultant will determine whether imported fill materials contain regulated levels of hazardous materials.

          1. If the Property is a new development or a proposed development, the consultant will obtain a certification from the developer, borrower source, general contractor, and/or soils engineering company who supervised the placement of fill soils. This certification will provide a statement that the fill materials were free of impact. The consultant should determine if fill materials are a planned development item so that proper documentation can be obtained for future fill.

          2. If the Property is an existing development, it is understood that it may not be possible to obtain a certification similar to that expressed above. In these instances, the consultant will address the likelihood of the placement of uncontrolled fill at the Property and will attempt to identify the source of any such fill.

     E. The consultant shall determine if any part of the Property has been designated as a wetland under any federal, state or local law or regulation or by any governmental agency. The consultant shall also discuss observations made pertaining specifically to wetlands while on-site. The consultant will research the National Wetlands Inventory Map and provide a color copy, if available. The consultant shall provide a discussion of all agencies researched if such a map is unavailable. On properties that have previously been developed, the consultant will provide a statement as to the existence of wetlands currently on the Property. On new development projects, if it is determined that a potential or identified wetland is present on the Property, the appropriate Northwestern Mutual Life environmental analyst will be contacted as soon as possible so that the need for a wetland delineation survey can be evaluated. If an actual wetland delineation is required, it will constitute a change order and will be negotiated between the appropriate parties.

     F. The consultant shall determine if aboveground high-voltage transmission lines and substations exist on the Property or within 300 ft of the Property boundary. If so, two approximate measurements must be provided in the report and represented on appropriate site plans. These two measurements will include the distance from the overhead utility easement boundary to the nearest Property boundary, and the distance from the overhead utility easement boundary to the nearest occupied building on the Property. The consultant should not discuss electromagnetic radiation, EMF fields, or collect any EMF measurements.

II.  SURROUNDING PROPERTY INVESTIGATION:

     A. Immediately adjacent properties will be visually evaluated, to the extent possible, for the presence of all of the items listed in
          Section I above. The current and historical use of all immediately adjacent properties will be discussed in the report and indicated on the Site Plan and/or Site Vicinity Plan as described in Section V of this scope of work.

     B. The consultant will evaluate the potential for possible groundwater contamination that may have resulted from historical or current activities at surrounding properties. Historical or current releases on adjacent or nearby properties will be evaluated to determine whether they may have impacted the Property.

III. HISTORICAL REVIEW: Historical uses of the Property and surrounding properties shall be researched and will include, at a minimum, each of the items listed below. The historical use section of the report will begin with a synopsis of the history of the site and surrounding area, which will be supported by subsequent sections.

     A. The consultant will conduct an investigation to determine the historical USE of the Property. The past use of the Property shall be identified back to 1940, or back to when the site was undeveloped. The consultant will discuss the methods used to obtain information from each of the sources below specifically addressing whether the particular source or item does or does not address the Property.

          1.   AERIAL PHOTOGRAPHS
               Historical aerial photographs must be reviewed to the dates stipulated above. The consultant will conduct a thorough examination of the aerial photographs with the intent to identify the present and past uses of the Property. Historical aerials of a scale greater than 1"=2,000' are unacceptable as the detail is not sufficient to determine usage of a property. If the proper scale is not obtainable, they should still be evaluated. However, other sources will be required to substantiate historical use of the Property. As stated above, the consultant should discuss the methods used and the agencies contacted even if they resulted in an inability to obtain this source. The consultant will include all original photographs deemed necessary or important to support the investigations and conclusions. At a minimum the most recent aerial, irrespective of scale, should be included in each copy of the report submitted. Original photographs should be included in the report, however, if they are unavailable, reproductions must be of color laser quality.

          2.   FIRE INSURANCE MAPS
               Sanborn or other fire insurance maps are required historical research for any Property where such mapping has occurred. Historical mapping will be researched back to the dates specified in Section III. A. The consultant will make every attempt to obtain such maps and, as stated above, will include a written description of the methods used to find these documents. Review of a single source for this item will not be acceptable, unless it can be definitively determined that the Property has not been mapped.

          3.   USGS TOPOGRAPHIC MAPS
               As stipulated elsewhere, a color USGS topographic map is a necessary component of this investigation. Current and historical USGS maps should also be reviewed to determine historical uses of the Property, and must be included in the report.

          4. Review of other sources will be dependent upon the locale, and/or the availability of specified sources listed above. These sources will include, but are not limited to: historical city directories, historical registries, zoning departments, etc., as deemed necessary by the consultant. Again, a discussion of the attempts and successes of all research will be discussed in the report. The area surrounding the property will be investigated in a manner consistent with all aspects of this scope of work.

     B. The report should include an investigation into the previous OWNERSHIP of the Property for at least the last fifty (50) years (or as required by state law) and any ownership which may have resulted in contamination of the Property investigated. This does not necessarily mean that a chain of title search must be conducted. However, it is recognized that this may be the only source available to assess historical ownership for some properties.

IV.  REGULATORY RECORDS REVIEW

     A.   DATABASE REVIEW
         The consultant will obtain a database report from a professional database mapping service. The net result will provide a map identifying the Property, and all of the properties identified as being listed on any of the databases listed below, that are within a one-mile distance of the outer boundaries of the Property.

          1. Applicable Federal databases will include, but are not limited to: the NPL list, CERCLIS and CERC-NFRAP lists, RCRA TSD list, RCRA LQG and SQG lists, CORRACTS, RAATS, HMIRS, ERNS, TRIS, TSCA, FINDS, and any other database that the consultant believes should be included.

          2. Applicable State databases will include the state equivalent NPL and CERCLIS lists; hazardous waste sites and hazardous waste generators list, landfill lists, registered underground and leaking underground storage tank lists, and any other State specific database that the consultant believes should be included.

          3. Local databases will include those maintained by fire departments, building departments, local environmental agencies, local health departments, and any other local agencies that the consultant determines should be included.

     B.   DIRECT INQUIRY
          The consultant will also conduct all appropriate inquiry to all Federal, State, and Local regulatory agencies. Direct inquiry shall be made to request a search and evaluation of existing files regarding the Property and surrounding properties. This is to be done in conjunction with the database review discussed in Section IV. A. above. Direct inquiry will not be limited to a single FOIA request letter or phone call to the agency. At a minimum, the consultant will make inquiry to each agency by phone to determine the availability of information and the timing related to a review of the file. A direct review of available files, whether in person at the agency or via review of information the agency provides verbally or by mail is also required in accordance with Section IV. C. below. In all cases, each contact shall be documented so that all appropriate inquiry can be demonstrated.

     C.   REVIEW OF AVAILABLE REGULATORY FILES
          The consultant will also evaluate any files identified on any of the databases, or as a result to the direct inquiry, that presents a potential environmental impact or concern to the Property. Consultant should understand that a regulatory file review is a necessary component of this investigation in almost every case. Therefore, it is inappropriate to assume that a change order would be granted to conduct this visit and review. If it is not possible to conduct the file review, due to obstructions presented by an agency, the consultant will contact the appropriate Northwestern Mutual Life Environmental Analyst as soon as possible to explain why this review will not be possible. A determination will then be made regarding the need for such a review. It will be the consultant's responsibility to understand the location of the appropriate agencies and their policies regarding inquiries at the time the proposal is written.

     D. Consultant will determine the existence or proposal of an "environmental" property disclosure statute for the state in which the Property is located (e.g. RPTA in Illinois and ISRA in New Jersey) and provide the citation for that statute. Consultant will not be responsible for providing a legal interpretation of the statute.

V.   REPORT REQUIREMENTS

     A. The report will contain the following provisions and statements within the body of the report. They may be included in a cover letter, but must also be included within the text of the report. They shall not be qualified with other language, unless approved in advance by Northwestern Mutual Life.

          1. The work and the report are in accordance with industry-accepted standards and applicable law.

          2.   The consultant will address the report to Northwestern Mutual
               Life.

          3. The consultant will specifically state that it is reasonable for Northwestern Mutual Life to rely upon the extent, character, and conclusions of the report. Reliance will also be provided to the borrower (in the event of a loan) or joint venture partner using the following statement:

               This Environmental Site Assessment is based on the information collected by [CONSULTANT] during this investigation. [CONSULTANT] cannot guarantee the accuracy or completeness of governmental records. This report is prepared for the sole use and benefit of The Northwestern Mutual Life Insurance Company and [BORROWER OR JOINT VENTURE PARTNER] and it is reasonable for Northwestern and [BORROWER OR JOINT VENTURE PARTNER] to rely upon the extent, character, and conclusions of this report. Additionally, [BORROWER OR JOINT VENTURE PARTNER] shall also be entitled to rely upon this report on the condition that the [BORROWER OR JOINT VENTURE PARTNER] agrees that [CONSULTANT]'s liability to the [BORROWER OR JOINT VENTURE PARTNER] shall be limited to the greater of $50,000 or the cost of the report. The scope of work was conducted as outlined in our proposal dated MONTH, DAY, YEAR, and in accordance with the requirements set forth in The Northwestern Mutual Life Insurance Company Environmental Site Assessment Scope of Work dated [SEE BOTTOM OF SOW] and in general accordance with ASTM Standard Practice E 1527. The services conducted by [CONSULTANT] have been rendered in a manner consistent with the level of skill and care ordinarily exercised by members of the profession currently practicing under similar conditions.

          4. The consultant will not title the report preliminary, limited, Phase I, or use any other description within the report that implies or expresses that the degree of investigation was limited by any party other than the consultant.

          5. The report will not include the term "recognized environmental condition".

          6. In the conclusions section of the report, the consultant will conclude with the following statement: "[CONSULTANT] has prepared this report in accordance with industry standards, applicable law, and the Northwestern Mutual Life Scope of Work for Environmental Assessments. [CONSULTANT] concludes that it is reasonable for Northwestern to conclude that, except as expressly set forth below, there are no environmental impacts or concerns at the Property as stipulated by the Northwestern Mutual Life Scope of Work and industry accepted standards." The items identified will then be described and quantified. Because the consultant is not aware of all aspects of the financial transaction, including financing, it is not appropriate and the consultant shall not assign a risk level or potential to the identified issue. Recommendations will not be offered within the report.

     B. The report may be formatted in a manner that suits the consultant with the following constraints:

          1. The final report will include, at a minimum, an introduction section, a historical review section with a synopsis of the history of the Property, a site inspection section, a regulatory review section, and a conclusions section.

          2.   The report will have page numbers and a Table of Contents.

          3. All appendices will be page numbered. Each appendix will include tabbed section dividers separating each appendix that is part of the report. Draft reports will also be submitted in this fashion. Questionnaires, summary sheets, or any other items the consultant deems useful may be included in the report, however, they should be included in the appendix. These items, as well as all other appendix materials, must be filled out completely and legibly with all blank spaces filled in, including N/A where appropriate, with legible signatures and dates included.

          4.   Mandatory figures to be included in each report are:

               a. a COLOR USGS topographic map with the property boundaries identified;
               b.   a Site Vicinity Plan identifying surrounding property uses;
               c. a site plan providing detail and descriptions of all areas of the Property including buildings, paved areas, property boundaries, transformers, environmental impacts or concerns, etc.
               d. a color copy of the United States Department of the Interior National Wetland Inventory Map, with the Property clearly denoted.

          5. The report will include the resume(s) of the environmental professional(s) who performed any part of this assessment. Their resumes should include documentation of the proper licensing, training and registration that was required to perform the necessary work (e.g. asbestos, radon, lead paint). The resume will include a description of the education (with degree and school), and the number of years of experience performing environmental site assessments.

          6. As discussed in Section III, the report will contain representative original color photographs (or color copies of photographs) of the properties and any areas of concern. The assessor will take photographs of the Property annotating any areas of environmental impact or concern that is discussed in the report.

     C. As an appendix to the report, the consultant will include satisfactory evidence of professional liability insurance, including errors and omissions coverage. Evidence of this will be in the term of a certificate of insurance listing Northwestern as a CERTIFICATE HOLDER. Northwestern DOES NOT need to be named as an "additional insured". The certificate must specifically state the project name and location in the comments section. If any type of investigation is performed that is beyond this scope of work, the appropriate Northwestern Mutual Life environmental analyst should be contacted to discuss the need for additional insurance requirements.

     D. Each report will include a statement that the investigation has made reasonable and appropriate inquiry to determine whether other environmental reports have been previously produced pertaining to the Property, and that all such environmental reports pertaining to the Property produced by, for, or in the possession of the Borrower, the current owner, or any governmental agency have been reviewed and analyzed within the context of this scope of work. Any such report reviewed shall be identified in the report by report name, responsible consultant, and report date. Types of environmental reports would include, but not be limited to: previous environmental site assessments, additional subsurface investigations or evaluations, interior or exterior building material surveys, indoor air quality surveys, drinking water tests, wetlands evaluations, etc.

VI.  SAMPLING AND ANALYTICAL ACTIVITIES
     It is understood that soil and groundwater testing will not be conducted as part of a general environmental site assessment. If the consultant identifies a condition at the property which may warrant a soil or groundwater investigation, the consultant will contact the appropriate Northwestern Mutual Life Environmental Analyst as soon as possible to discuss the condition and evaluate the need to perform additional testing beyond the parameters of this scope of work. In the event soil or groundwater sampling activities are authorized, Northwestern Mutual Life expects the consultant to be familiar with the local geological conditions in the area where the property is located and to select the appropriate equipment and work crew necessary to perform any needed sampling under the prevalent conditions. Northwestern Mutual Life also expects the consultant to select sampling and analytical methods according to requirements set forth in appropriate governmental regulations, ordinances, guidelines, etc., so that the analytical results obtained may be compared directly to the appropriate regulatory levels and guidelines. Sampling and analytical methods selected by the consultant must yield results with limits of detection which are at least one order of magnitude less than the pertinent guideline, or less as specified in any governmental regulations or guidelines.

                                   APPENDIX A

                                    ASBESTOS

An asbestos survey shall be performed as part of all environmental site assessments. The only exception would be if a previous survey has been performed on the Property by the consultant selected to perform the environmental site assessment, and meets, at a minimum, the scope of work presented herein and that consultant allows Northwestern Mutual Life to rely upon the results of the investigation. Previous asbestos assessments may be considered if a different consultant performed the assessment, however, the results of said previous assessment will be verified by additional surveying and sampling in accordance with the scope of work presented herein. It is acceptable to assume nonfriable materials are asbestos-containing, however, they must be specifically included and addressed in an operations and maintenance program. Suspect friable and nonfriable ACM shall be sampled and reported according to the following scope:

     A.   The date(s) the inspection/sampling was performed.

     B. A description of construction, mechanical and electrical systems at the Property based on the site visit and a review of construction documents (as-built drawings, specifications, change orders, etc.), as they relate to the presence of asbestos.

     C. A description of the history of the Property, including the dates of construction and the dates and scopes of major remodeling work. D. A description of any asbestos abatement that was performed at the Property and an evaluation of the work's compliance with governing codes, statutes, regulations and ordinances.

     E. A description of the suspect materials throughout the Property and a discussion of the sampling strategy. The description should include roofing materials, piles of debris, and interior building materials.

     F. The condition of any and all asbestos-containing, or assumed asbestos-containing, material at the Property will be evaluated and presented in the report.

     G. A description of the process for inspection and representative sampling for asbestos-containing materials.

     H. An estimate of the total quantity of each ACM (friable and nonfriable) within the entire facility, including each tenant space, mechanical area, office area, maintenance area and common area.

     I. The signature of the responsible individual. The individual shall certify that the sampling and report has been conducted and prepared according to the licensing requirements of the State in which the Property is located.

     J. The consultant should select appropriate analytical methods for the material being sampled and should provide definitive results. All laboratory reports and appropriate chain of custody documentation will be included in the report.

     K. The asbestos survey shall be performed by personnel trained in accordance with the most recent federal, state and local requirements, including but not limited to, AHERA. An AHERA inspection is not required unless specifically requested by Northwestern Mutual Life for a specific project.

                                   APPENDIX B

                                      RADON

A radon survey shall be performed as part of all environmental site assessments. The only exception would be if a previous survey has been performed on the Property by the consultant selected to perform the environmental site assessment, and meets, at a minimum, the scope of work presented herein and that consultant allows Northwestern Mutual Life to rely upon the data provided. Previous radon surveys prepared by a different consultant may be considered, however, the results of said previous assessment will be verified by additional surveying and sampling in accordance with the scope of work presented herein.

     A. Charcoal canisters are to be used unless other methodology is approved in advance by Northwestern Mutual Life. The sampling time will be based on recommendations prescribed by the manufacturer or the laboratory.

     B. Consultant will provide specific consideration to local atmospheric conditions and maximum exposure times.

     C. A licensed individual in the State where the Property is located will collect all samples, unless the State does not have a licensing requirement.

     D. The analytical laboratory will be certified and/or licensed in States requiring such certification or licensing.

     E. Proof of all certifications and licenses shall be included in the report.

     F.   Sampling Requirements:

          1. For residential properties, the evaluation of radon in the Property shall be based on testing, at a minimum, ten percent of the at or below grade occupied dwelling units with an operational HVAC system, or one test per free-standing building where residential dwelling units are located, whichever is greater. The minimum number of samples will be three. Occupied dwellings do not include clubhouses, maintenance spaces or buildings, or garages.

          2. For all other non-residential properties, the evaluation of radon will also be based on testing. One sample per building on the lowest occupied floor will be collected. If sub-grade garage floors are present, they should be evaluated. A minimum of three samples will be collected.

          3. For undeveloped land, the consultant will evaluate the EPA map of potential elevated radon concentrations, and county health surveys, at a minimum. The consultant will also consider local geology and its propensity for creating radon gases, contact local health departments, and will comment on the consultant's experiences in the vicinity and will utilize local knowledge of the area.

                                   APPENDIX C

                             LEAD IN DRINKING WATER

A lead in drinking water survey shall be performed as part of all environmental site assessments. The only exception would be if a previous survey has been performed on the Property by the consultant selected to perform the environmental site assessment, and meets, at a minimum, the scope of work presented herein, and that consultant allows Northwestern Mutual Life to rely upon the data provided. Previous lead in drinking water surveys prepared by a different consultant may be considered, however, the results of said previous assessment will be verified by additional surveying and sampling in accordance with the scope of work presented herein. Samples of solder will not be an acceptable form of assessing lead in water. The results of all samples will be compared to the Clean Water Act standard of no more than ten percent of the samples exceed 0.015 mg/L (ppm) of lead, as established in 40 CFR Part 141.80.

     A. Drinking water fountains shall be compared to the EPA listing of Drinking Water Coolers That Are Not Lead Free (Federal Register dated January 18, 1990). Water from refrigerated drinking water fountains will not be sampled and analyzed for lead content.

     B. Drinking water sampling will be conducted on all developed properties in the manner prescribed below. Samples will be collected within the constraints established by any Federal, State, or Local law, statute, regulation, or recommendation, or the guidelines of this scope of work, whichever is more stringent.

          1. Sampling Strategies - The following sampling strategies will be incorporated unless a different scope has been approved in advance by Northwestern Mutual Life.

               a. Non-residential properties will have one sample collected per 50,000 square feet, plus the nearest available point at which the water source enters the Property. A maximum of 10 and a minimum of 3 samples will be collected.

               b. Residential properties will be sampled according to the following matrix:

                    Number of Dwelling Units     Number of Samples
                    ------------------------     -----------------
                    less than 50 units           10 minimum or one per building,
                                                 whichever is greater

                    50-200 units                 15 minimum or one per building,
                                                 whichever is greater

                    greater than 200 units       20 minimum or one per building,
                                                 whichever is greater

               c. In all instances, water samples shall be taken only from taps that are in frequent use for drinking purposes. Do not collect water samples from sources with low flow (e.g. fountains) or infrequent use (e.g. model or vacant apartment units, clubhouses, etc.). If the Property has been abandoned for an extended period of time, the water distribution system must be completely flushed prior to sampling.

          2.   Sampling Methodologies

               a. Samples will be collected as a "first draw" sampling. Consultant will not sample the water unless it can be determined that the water has stood motionless in the pipes for no less than six hours, and no more than eighteen hours. Consultant will coordinate with the property manager, and will tag faucets selected for sampling, to ensure that the proper times have elapsed.

               b. One liter of water will be collected. Sampling containers will be preserved according to EPA protocol, industry accepted standards, and/or laboratory requirements.

               c. Samples will be labeled and logged at the time of sampling, and will be delivered to a laboratory no more than 48 hours after sampling. Appropriate chain of custody forms will be used to indicate all exchanges of possession in the samples from the original sampler to the laboratory analyst. These forms will be included as an appendix to the report.

               d. All samples will be analyzed within the constraints of 40 CFR 141.89 and 141.23, as well as any other State or local requirements. Methodologies prescribed in 141.23 include EPA methods 200.8 (ICP-Mass Spec), 200.9 (AA-Platform), or 3117B (AA-furnace). The method detection limit will be 0.001 mg/L
                    (ppm). Calibration results will be included within the final laboratory report.

               e. The laboratory conducting the analysis will have all appropriate Federal, State, and Local certifications or licenses.

                                   APPENDIX D

                                LEAD BASED PAINT

The presence of lead based paint will be determined as part of all environmental site assessments. It is acceptable to render a determination that residential, interior paint which was applied after the Consumer Product Safety Commission ban on lead based paint (1979) does not contain lead.

     A. Sampling will be limited to paint chip sampling and will include all layers of paint at a property. Swab tests will not be acceptable testing. Previous lead based paint chip surveys will be relied upon if they were performed by the consultant selected to perform the environmental site assessment. Additionally, any previous survey should, at a minimum, meet the scope of work presented herein, and Northwestern Mutual Life must be allowed to rely upon the data provided.

     B. XRF surveys will not be conducted unless previously specified by Northwestern Mutual Life. Previous XRF assessments for lead based paint may only be relied upon if the consultant conducts sufficient sampling to determine that the results of the testing are accurate.

     C. Paint chip sampling activities must be sufficient to determine an estimated amount of lead based paint present in the Property. Sampling strategies will be determined by the consultant but will include, at a minimum, three samples of each interior and exterior homogeneous application. Sampling of chipped and peeling paint is required in any building not meeting the 1979 CPSC residential ban. Sampling will be in accordance with any Federal, State, or Local requirements. The consultant will not collect samples of paint that is applied to parking lots, parking blocks, or other limited exterior application.

                                    EXHIBIT A

                                                    NUMBER                                      ALLOCATED LOAN
PROJECT                    LOCATION                OF UNITS        PARKING     ACRES           AMOUNT/PERCENTAGE
-------                    --------                --------        -------     -----           -----------------

Golf Brook*                Orlando, FL               195             317       16.25      $14,400,000      (20.00%)
[NM Loan 332021]

Sabal Park**               Orlando, FL               162             312       13.50        8,000,000      (11.10%)

Park Place                 Lexington, KY             464             938       40.00       25,500,000      (35.40%)
[NM Loans 332128
and 332129]

Willows (I & II)           Louisville, KY            262             508       16.35       13,000,000      (18.10%)

Park at the Willows        Louisville, KY             48             170         2.8        1,700,000       (2.40%)


Willow Lake                Indianapolis, IN          207             367       22.00        9,400,000      (13.00%)
NM Loan 332064]                                    -----           -----      ------      -----------     ---------

                           TOTALS                  1,338           2,612      110.90      $72,000,000     (100.00%)
                           ----------------------------------------------------------------------------------------

* Indicates Northwestern Mutual currently has a mortgage loan [NM Loan 332021] on the Golf Brook Project, which existing mortgage loan documents will be amended and restated for the purpose of this Loan. Further, it is understood by the Borrower and Lender that the Golf Brook Project Allocated Loan Amount (as listed above) will be reduced by the Already Advanced Golf Brook Loan Amount.

**Indicates Nationwide Life, as an outside third party lender, currently has a mortgage loan on the Sabal Park Project, which existing mortgage loan documents will be amended and restated for the purpose of this Loan.